Exhibit 2.1

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

dated as of April 26, 2024 by and among

WESTERN ACQUISITION VENTURES CORP.,

WAV MERGER SUB, INC., and

CYCURION, INC.

and

Emmit McHenry, solely in his capacity as the Stockholder Representative

ARTICLE I CERTAIN DEFINITIONS		1
1.1	DEFINITIONS	1
1.2	CONSTRUCTION	14
1.3	KNOWLEDGE	15

ARTICLE II THE MERGER; CLOSING		15
2.1	THE MERGER	15
2.2	EFFECTS OF THE MERGER	15
2.3	CLOSING	15
2.4	ORGANIZATIONAL DOCUMENTS OF ACQUIROR AND THE SURVIVING COMPANY	15
2.5	DIRECTORS AND OFFICERS OF ACQUIROR AND THE SURVIVING COMPANY .	16

ARTICLE III EFFECTS OF THE MERGER		16
3.1	EFFECT ON SECURITIES	16
3.2	EQUITABLE ADJUSTMENTS	17
3.3	DELIVERY OF CLOSING MERGER CONSIDERATION	17
3.4	TREATMENT OF COMPANY OPTIONS AND COMPANY RESTRICTED STOCK UNITS	19
3.5	WITHHOLDING	20
3.6	NO FRACTIONAL SHARES	20
3.7	PAYMENT OF EXPENSES	20
3.8	DISSENTING SHARES	21

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		21
4.1	CORPORATE ORGANIZATION OF THE COMPANY	21
4.2	COMPANY SUBSIDIARIES	21
4.3	DUE AUTHORIZATION	22
4.4	NO CONFLICT	23
4.5	GOVERNMENTAL AUTHORITIES; CONSENTS	23
4.6	CAPITALIZATION	23
4.7	FINANCIAL STATEMENTS	24
4.8	UNDISCLOSED LIABILITIES	24
4.9	LITIGATION AND PROCEEDINGS	25
4.10	COMPLIANCE WITH LAWS	25
4.11	INTELLECTUAL PROPERTY	25
4.12	CONTRACTS; NO DEFAULTS	28
4.13	COMPANY BENEFIT PLANS	30
4.14	LABOR MATTERS	31
4.15	TAXES	32
4.16	BROKERS’ FEES	34
4.17	INSURANCE	35
4.18	REAL PROPERTY; ASSETS	35
4.19	ENVIRONMENTAL MATTERS	36
4.20	ABSENCE OF CHANGES	36
4.21	AFFILIATE AGREEMENTS	36
4.22	INTERNAL CONTROLS	36
4.23	PERMITS	37
4.24	REGISTRATION STATEMENT	37
4.25	NO ADDITIONAL REPRESENTATIONS AND WARRANTIES	37

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ARTICLE V REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB		37
5.1	CORPORATE ORGANIZATION	37
5.2	DUE AUTHORIZATION	38
5.3	NO CONFLICT	39
5.4	LITIGATION AND PROCEEDINGS	39
5.5	COMPLIANCE WITH LAWS	39
5.6	EMPLOYEE BENEFIT PLANS	40
5.7	GOVERNMENTAL AUTHORITIES; CONSENTS	40
5.8	TRUST ACCOUNT	40
5.9	TAXES	41
5.10	BROKERS’ FEES	41
5.11	ACQUIROR SEC REPORTS; FINANCIAL STATEMENTS; SARBANES-OXLEY ACT	41
5.12	BUSINESS ACTIVITIES; ABSENCE OF CHANGES	42
5.13	REGISTRATION STATEMENT	43
5.14	NO OUTSIDE RELIANCE	43
5.15	CAPITALIZATION	43
5.16	NASDAQ STOCK MARKET LISTING	44
5.17	CONTRACTS; NO DEFAULTS	44
5.18	TITLE TO PROPERTY	45
5.19	INVESTMENT COMPANY ACT	45
5.20	AFFILIATE AGREEMENTS	45
5.21	SPONSOR SUPPORT AGREEMENT	45
5.22	RESERVED	45

ARTICLE VI COVENANTS OF THE COMPANY		46
6.1	CONDUCT OF BUSINESS	46
6.2	INSPECTION	47
6.3	NOTICE OF CHANGES	47
6.4	NO ACQUIROR COMMON STOCK TRANSACTIONS	47
6.5	NO CLAIM AGAINST THE TRUST ACCOUNT	47
6.6	PROXY SOLICITATION; OTHER ACTIONS	48
6.7	PUBCO NASDAQ LISTING	49

ARTICLE VII COVENANTS OF ACQUIROR		49
7.1	CONDUCT OF ACQUIROR DURING THE INTERIM PERIOD	49
7.2	TRUST ACCOUNT	51
7.3	INSPECTION	51
7.4	ACQUIROR NASDAQ LISTING	51
7.5	ACQUIROR PUBLIC FILINGS	51
7.6	SECTION 16 MATTERS	51
7.7	EXCLUSIVITY	51
7.8	STOCKHOLDER ACTION	52

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7.9	WRITTEN CONSENT OF MERGER SUB	52
7.10	INCENTIVE EQUITY PLAN	52
7.11	OBLIGATIONS AS AN EMERGING GROWTH COMPANY	52

ARTICLE VIII JOINT COVENANTS		52
8.1	RESERVED	52
8.2	SUPPORT OF TRANSACTION	52
8.3	PREPARATION OF REGISTRATION STATEMENT; SPECIAL MEETING; SOLICITATION OF COMPANY REQUISITE APPROVAL	53
8.4	TAX MATTERS	54
8.5	CONFIDENTIALITY; PUBLICITY	54
8.6	POST-CLOSING COOPERATION; FURTHER ASSURANCES	55
8.7	ADDITIONAL INSURANCE AND INDEMNITY MATTER	55
8.8	HSR ACT AND REGULATORY APPROVALS	56
8.9	NON-SOLICITATION; ACQUISITION PROPOSALS	58

ARTICLE IX CONDITIONS TO OBLIGATIONS		59
9.1	CONDITIONS TO OBLIGATIONS OF ALL PARTIES	59
9.2	ADDITIONAL CONDITIONS TO OBLIGATIONS OF ACQUIROR	60
9.3	ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE COMPANY	60

ARTICLE X TERMINATION; EFFECTIVENESS		61
10.1	TERMINATION	61
10.2	EFFECT OF TERMINATION	61

ARTICLE XI MISCELLANEOUS		61
11.1	WAIVER	61
11.2	NOTICES	62
11.3	ASSIGNMENT	62
11.4	RIGHTS OF THIRD PARTIES	62
11.5	EXPENSES	62
11.6	GOVERNING LAW	63
11.7	CAPTIONS; COUNTERPARTS	63
11.8	SCHEDULES AND EXHIBITS	63
11.9	ENTIRE AGREEMENT	63
11.10	AMENDMENTS	63
11.11	SEVERABILITY	63
11.12	JURISDICTION; WAIVER OF TRIAL BY JURY	63
11.13	ENFORCEMENT	64
11.14	NONSURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS	64
11.15	STOCKHOLDER REPRESENTATIVE	64
11.16	PRIVILEGE MATTERS	64

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AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This Amended and Restated Agreement and Plan of Merger (this “Agreement”), dated as of April 26, 2024, is entered into by and among Western Acquisition Ventures Corp., a Delaware corporation (prior to the Effective Time, “Acquiror” and, at and after the Effective Time, “PubCo”), WAV Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Cycurion, Inc., a Delaware corporation (the “Company”), and Emmit McHenry (the “Stockholder Representative”), solely in his capacity as the Stockholder Representative pursuant to the designation in Section 11.16. Acquiror, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, the Parties executed an Agreement and Plan of Merger dated as of November 21, 2022 (the “Original Agreement”) providing that, upon and subject to the conditions of the Original Agreement, at the closing of the transactions contemplated thereby, Merger Sub is to merge with and into the Company pursuant to the Merger, with the Company surviving as the Surviving Company (the “Transactions”);

WHEREAS, in connection with the Merger, Acquiror shall adopt, subject to obtaining the Acquiror Stockholder Approval, the amended and restated Certificate of Incorporation (the “PubCo Charter”) in the form set forth on Exhibit A;

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder to which each of PubCo, Merger Sub, and Company is to be a party under Section 368(b) of the Code and the Treasury Regulations thereunder and (ii) this Agreement be adopted as a “plan of reorganization” for purposes of Sections 354, 361, and 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) ((i) and (ii), collectively, the “Intended Tax Treatment”); and

WHEREAS, the respective boards of directors of each of Acquiror, Merger Sub, and the Company have each (i) approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL (as defined below) and (ii) recommended to their respective stockholders the approval and adoption of this Agreement and the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub, and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1       Definitions. As used herein, the following terms shall have the following meanings: “Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Adverse Recommendation Change” means the Acquiror Board: (a) failing to make, withdrawing, amending, modifying, or materially qualifying, in a manner adverse to the Company, the Acquiror Board Recommendation; (b) failing to include the Acquiror Board Recommendation in the Proxy Statement; (c) recommending an Acquisition Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for any Acquiror Common Stock within ten Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by the Company) the Acquiror Board Recommendation within ten Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed by Acquiror or the Person making such Acquisition Proposal; (f) making any public statement inconsistent with the Acquiror Board Recommendation; or (g) resolving or agreeing to take any of the foregoing actions.

“Acquiror Affiliate Agreement” has the meaning specified in Section 5.20.

“Acquiror and Merger Sub Representations” means the representations and warranties of each of Acquiror and Merger Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the Acquiror and Merger Sub Schedules. For the avoidance of doubt, the Acquiror and Merger Sub Representations are solely made by Acquiror and Merger Sub.

“Acquiror and Merger Sub Schedules” means the disclosure schedules of Acquiror and Merger Sub.

“Acquiror Benefit Plans” has the meaning set forth in Section 5.6. “Acquiror Board” means the board of directors of Acquiror.

“Acquiror Board Recommendation” has the meaning specified in Section 8.3(d).

“Acquiror Common Stock” means Acquiror’s Common Stock, par value $0.0001 per share. “Acquiror Cure Period” has the meaning specified in Section 10.1(c).

“Acquiror Incentive Plan” means an equity incentive plan adopted by Acquiror on or prior to the Closing Date.

“Acquiror Incentive Plan Proposal” has the meaning specified in Section 8.3(c).

“Acquiror Material Adverse Effect” means any event, change, or circumstance that, individually or in the aggregate, has or could reasonably be expected to have, a material adverse effect on (i) the assets, business, results of operations or financial condition of the Acquiror or Merger Sub, taken as a whole, or (ii) the ability of the Acquiror or Merger Sub to perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Acquiror Material Adverse Effect”: (a) any change in applicable Laws or GAAP after the date hereof or any official interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency, or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger, or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers, and employees (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “Acquiror Material Adverse Effect” in the representations and warranties set forth in Section 4.4 and, to the extent related thereto, the condition in Section 9.2(a)), (d) any change generally affecting any of the industries or markets in which the Acquiror or Merger Sub operates or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required by this Agreement or with the prior written consent of Acquiror (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “Acquiror Material Adverse Effect” in the representations and warranties set forth in Section 4.4 and, to the extent related thereto, the condition in Section 9.2(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, pandemic, weather condition, explosion fire, act of God, or other force majeure event, including, for the avoidance of doubt, COVID-19 and any Law, directive, pronouncement, or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization, or any industry group providing for business closures, changes to business operations, “sheltering-in-place,” or other restrictions that relate to, or arise out of, an epidemic, pandemic, or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement, or guideline or interpretation thereof following the date of this Agreement or the Acquiror or Merger Sub’s compliance therewith, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Acquiror or Merger Sub operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of the Acquiror or Merger Sub to meet any projections, forecasts or budgets, or (i) any actions taken, or failures to take action, or such other changes or events, in each case, that Acquiror has requested or to which it has consented; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); provided, further, however, that any effect referred to in clauses (a), (b), (d), or (e) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Acquiror, Merger Sub, and their Subsidiaries, taken as a whole, compared to other participants in the industries in which the Acquiror, Merger Sub, and their Subsidiaries conduct their businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether an Acquiror Material Adverse Effect has occurred).

“Acquiror Organizational Documents” means the Certificate of Incorporation and bylaws of Acquiror, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Acquiror Preferred Stock” means the shares of Acquiror’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock.

“Acquiror Private Placement Warrants” means warrants to purchase shares of Acquiror Common Stock issued to the Sponsor in connection with the initial public offering of the Acquiror.

“Acquisition Proposal” has the meaning specified in Section 8.9(c).

“Acquiror Public Warrants” means warrants to purchase one-half (1/2) of one share of Acquiror Common Stock issued to purchasers of Acquiror Units in connection with its initial public offering, as set forth in the Acquiror SEC Reports. As Acquiror will not issue fractional shares, Acquiror Public Warrants must be exercised in multiples of two warrants.

“Acquiror SEC Reports” has the meaning specified in Section 5.11(a).

“Acquiror Series A Preferred Stock” means the shares of Acquiror’s Series A Convertible Preferred Stock, par value $0.0001 per share.

“Acquiror Series B Preferred Stock” means the shares of Acquiror’s Series B Convertible Preferred Stock, par value $0.0001 per share.

“Acquiror Series C Preferred Stock” means the shares of Acquiror’s Series C Convertible Preferred Stock, par value $0.0001 per share.

“Acquiror Series D Preferred Stock” means the shares of Acquiror’s Series D Convertible Preferred Stock, par value $0.0001 per share.

“Acquiror Stockholder” means a holder of Acquiror Common Stock. “Acquiror Stockholder Approval” has the meaning specified in Section 5.2(b).

“Acquiror Units” means the units of the Acquiror issued in connection with its initial public offering, which such units are comprised of one share of Acquiror Common Stock and one Acquiror Public Warrant.

“Acquiror Warrants” means, collectively, the Acquiror Public Warrants and the Acquiror Private Placement Warrants.

“Action” means any claim, action, suit, assessment, arbitration, or proceeding, in each case that is by or before any Governmental Authority.

“Additional Proposal” has the meaning specified in Section 8.3(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning specified in the preamble hereto. “Amendment Proposal” has the meaning specified in Section 8.3(c).

“Ancillary Documents” means this Agreement, PubCo Bylaws, PubCo Charter, the Sponsor Support Agreement, the Company Support Agreements, the Registration Rights Agreement, the Lock-up Agreements, Leak-out Agreements, and all the agreements, documents, instruments, and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including the U.S. Foreign Corrupt Practices Act, as amended (FCPA), and the U.S. Travel Act, 18 U.S.C. § 1952.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws, and all other applicable Laws that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“ARP” means the American Rescue Plan Act of 2021 (Pub. L. 117-2), as amended, and the guidance, rules and regulations promulgated thereunder.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation. “Business Combination Proposal” has the meaning set forth in Section 7.7.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CAA” means the Consolidated Appropriations Act, 2021 (Pub. L. 116-260), as amended, and the guidance, rules and regulations promulgated thereunder.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended, and any administrative or other guidance, rules, and regulations published with respect thereto or any other Law or executive order or executive memorandum intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or foreign Law and including any related or similar orders or declarations from any Governmental Authority).

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, filed with the Secretary of State of the State of Delaware on January 11, 2021, as amended on January 9, 2023, July 11, 2023, January 10, 2024, and April 10, 2024.

“Certificate of Merger” has the meaning specified in Section 2.1.

“Claim” means any demand, claim, action, legal, judicial, or administrative proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning specified in Section 2.3. “Closing Date” has the meaning specified in Section 2.3. “Code” has the meaning specified in the recitals hereto.

“Company” has the meaning specified in the preamble hereto.

“Company Adverse Recommendation Change” means the Company Board: (a) failing to make, withdrawing, amending, modifying, or materially qualifying, in a manner adverse to Acquiror, the Company Board Recommendation; (b) recommending an Acquisition Proposal; (c) failing to reaffirm the Company Board Recommendation within ten Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Acquisition Proposal; (d) making any public statement inconsistent with the Company Board Recommendation; or (e) resolving or agreeing to take any of the foregoing actions.

“Company Affiliate Agreement” has the meaning specified in Section 4.21. “Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning specified in Section 8.3(e).

“Company Capital Stock” means, as applicable, Company Common Stock and Company Preferred Stock.

“Company Certificate of Incorporation” means the Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on November 4, 2017, as thereafter amended by filings with the Secretary of State of the State of Delaware on July 14, 2020, and February 24, 2021.

“Company Common Stock” has the meaning specified in Section 4.6(a).

“Company Cure Period” has the meaning specified in Section 10.1(b).

“Company Exchange Debt” means that certain debt of the Company to be exchanged for shares of the Acquiror’s Series D Preferred Stock.

“Company Exchange Persons” means those persons who are parties to the “Omnibus Exchange Agreement,” i.e., those persons, whose class or series of pre-Closing equity, derivative, or debt securities of the Company is referenced in the Exchange Ratio, who, at the Closing, will receive post-Closing equity or derivative securities of the Acquiror.

“Company Exchange Presumptive Preferred Stock” means the Company’s “presumptive” Series C Preferred Stock to be exchanged for shares of the Acquiror’s Series C Preferred Stock.

“Company Exchange Securities” means the shares of the Company Common Stock, the shares of the Company Preferred Stock, the shares of the Company Exchange Presumptive Preferred Stock, and the Company Exchange Debt.

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used in, or necessary for the conduct of the business of the Operating Group Companies, as currently conducted.

“Company Option” has the meaning specified in Section 3.4(a).

“Company Preferred Stock” means the shares of Company’s Series A Preferred Stock and Company Series B Preferred Stock.

“Company Preferred Stock Requisite Approval” has the meaning specified in Section 4.3.

“Company Products” shall mean the products or service offerings of any Operating Group Company that have been or are being marketed, sold, offered, provided, or distributed.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Company Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Requisite Approval” has the meaning specified in Section 4.3.

“Company Restricted Stock Unit” means, as of any determination time, each restricted stock unit that is outstanding, granted under the Company Stock Plan.

“Company Schedules” means the disclosure schedules of the Company.

“Company Series A Preferred Stock” means the shares of Company’s Series A Convertible Preferred Stock, par value $0.001 per share.

“Company Series B Preferred Stock” means the shares of Company’s Series B Convertible Preferred Stock, par value $0.001 per share.

“Company Software” means all Owned Company Software and third-party Software used in, or necessary for the conduct of, the business of the Company, as currently conducted.

“Company Stockholder” means the holder of either a share of Company Common Stock or a share of Company Preferred Stock.

“Company Stock Plan” means the Company’s 2021 Equity Incentive Plan.

“Company Subsidiaries” has the meaning specified in Section 4.2(a).

“Company Support Agreement” means an agreement with the Acquiror, the Company, and its officers, directors and certain key stockholders.

“Confidential Data” means all data for which the Company is required by Law, Contract, or privacy policy to keep confidential or private, including all such data transmitted to the Company by customers of the Company or Persons that interact with the Company.

“Confidentiality Agreement” has the meaning specified in Section 11.9.

“Consent Solicitation Statement” means the consent solicitation statement with respect to the solicitation by the Company of the Company Requisite Approval and of the Company Preferred Stock Requisite Approval.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders (other than any Company Benefit Plans).

“Converted Awards” has the meaning specified in Section 3.4(c). “Copyleft Terms” has the meaning specified in Section 4.11(g).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics, or disease outbreaks.

“COVID-19 Action” means an inaction or action by the Company, including the establishment of any policy, procedure or protocol, in response to then-current circumstances relating to COVID-19 or any COVID-19 Measures (i) that is consistent with the past practice of the Company in response to COVID-19 prior to the date of this Agreement (but only to the extent in compliance with applicable Law), or (ii) that would, given the totality of the circumstances under which the Company acted or did not act, be unreasonable for Acquiror to withhold, condition or delay consent with respect to such action or inaction (whether or not Acquiror has a consent right with respect thereto).

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines, or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the CARES Act, FFA and Payroll Tax Executive Order.

“DGCL” means the Delaware General Corporation Law.

“Director Nomination Agreement” has the meaning specified in Section 9.2(d). “Dissenting Shares” has the meaning specified in Section 3.8.

“DTC” has the meaning specified in Section 3.5(a). “Effective Time” has the meaning specified in Section 2.1.

“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the environment (including natural resources) and human health and safety, or the use, storage, emission, disposal, or release of or exposure to Hazardous Materials.

“ERISA” has the meaning specified in Section 4.13(a). “ERISA Affiliate” has the meaning specified in Section 4.13(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended. “Exchange Agent” has the meaning specified in Section 3.3(a).

“Exchange Fund” has the meaning specified in Section 3.3(c).

“Exchange Ratio” means the exchange of per-class or per-series of pre-Closing equity, derivative, or debt securities of the Company for the per-class or per-series of post-Closing equity or derivative securities of PubCo, as set forth on Attachment “Exchange” hereto.

“FFA” means the Families First Coronavirus Response Act (Pub. L. No. 11preferred6-127), as amended, and the guidance, rules, and regulations promulgated thereunder (including any comparable provisions of state, local, or foreign Law and including any related or similar orders or declarations from any Governmental Authority).

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) that is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 4.7.

“Fraud” means an actual, intentional, and knowing common law fraud (and not a constructive fraud, negligent misrepresentation, or omission, or any form of fraud premised on recklessness or negligence), as finally determined by a court of competent jurisdiction, by (a) the Company with respect to the Company Representations and Warranties (as qualified by the Company Schedules) or (b) Acquiror or Merger Sub with respect to the Acquiror and Merger Sub Representations (as qualified by Acquiror and Merger Sub Schedules); provided, that (and without limiting any of the other elements for establishing such common law fraud) such fraud shall in no event be deemed to exist in the absence of actual conscious awareness (and not imputed or constructive knowledge) by or on behalf of the Named Party sought to be held liable therefor, on the date the particular representation or warranty is made hereunder, both (i) of the particular fact, event, or condition that gives rise to a breach of the applicable representation or warranty contained herein and (ii) that such fact, event, or condition actually constitutes a breach of such representation or warranty, all with the express intention of such Named Party to deceive and mislead the other party hereto.

“GAAP” means United States generally accepted accounting principles, consistently applied. “Governmental Authority” means any federal, state, provincial, municipal, local, or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, arbitral body (public or private), court, or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, or award, in each case, entered by or with any Governmental Authority.

“Group Companies” has the meaning specified in Section 4.2(b).

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including, but not limited to, petroleum, petroleum by- products, asbestos, or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, mold, per- and polyfluoroalkyl substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance, or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) any outstanding severance obligations with respect to terminations that occurred or occur prior to the Closing Date and any accrued or earned bonuses or deferred compensation to the extent unpaid prior to Closing (including, in each case, the employer’s portion of employment, payroll, and similar Taxes associated therewith determined as if no deferral (if any) of such Taxes has occurred as permitted by the CARES Act or similar Law (including the Payroll Tax Executive Order), (i) guarantees, make-whole agreements, hold harmless agreements, or other similar arrangements with respect to any amounts of a type described in clauses (a) through (h) above, and (j) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business or directly in connection with the Transactions.

“Information or Document Request” means any request or demand for the production, delivery, or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory, or deposition.

“Intellectual Property” means all intellectual property rights created, arising, or protected under applicable Law, including all: (i) patents, patent applications, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, reissues, and reexaminations thereof) (collectively, “Patents”); (ii) trademarks, service marks, trade dress, trade names, taglines, social media identifiers (such as a Twitter® handle) brand names, logos, corporate names, and other source identifiers and all goodwill related thereto; (iii) copyrights and designs; (iv) internet domain names; (v) trade secrets, know-how, inventions, processes, procedures, database rights, source code, confidential business information, and other proprietary information and rights (collectively, “Trade Secrets”), and (vi) rights in Software.

“Intended Tax Treatment” has the meaning specified in the recitals hereto. “Interim Period” has the meaning specified in Section 6.1.

“International Trade Laws” means any Law relating to international trade, including: (i) import laws and regulations administered by U.S. Customs and Border Protection, (ii) export control regulations issued by the U.S. Department of State pursuant to the International Traffic in Arms Regulations (22 C.F.R. 120 et seq.) and/or the U.S. Department of Commerce pursuant to the Export Administration Regulations (15 C.F.R. 730 et seq.); (iii) sanctions laws and regulations as administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (31 C.F.R. Part 500 et seq.); (iv) U.S. anti-boycott laws and requirements (Section 999 of the US Internal Revenue Code of 1986, as amended, or related provisions, or under the Export Administration Act, as amended, 50 U.S.C. App. Section 2407 et seq.).

“Issuance Notice” has the meaning specified in Section 3.5(b)(i).

“IT Systems” means the Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology and telecommunications assets, systems, and equipment, and all associated documentation, in each case, owned, used, held for use, leased, outsourced, or licensed by or for any Operating Group Company for use in the conduct of its business as it is currently conducted.

“JOBS Act” has the meaning specified in Section 7.11.

“Law” means any statute, law, ordinance, rule, regulation, or Governmental Order, in each case, of any Governmental Authority.

“Leak-out Agreements” means leak-out agreements between the Acquiror and certain investors in the Company (each, a “Leak-out Agreement”).

“Leased Real Property” means all real property leased, subleased, licensed, or otherwise occupied by the Company or any other Operating Group Company.

“Letter of Transmittal” means the letter of transmittal as proposed by the Exchange Agent and mutually agreed to by each of Acquiror and the Company (in either case, such agreement not to be unreasonably withheld, denied, conditioned, or delayed).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment, or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.

“Lock-up Agreements” means lock-up agreements between the Acquiror, certain investors in the Company, and certain other stockholders of the Company (each, a “Lock-up Agreement”).

“Material Adverse Effect” means any event, change, or circumstance that, individually or in the aggregate, has or could reasonably be expected to have, a material adverse effect on (i) the assets, business, results of operations, or financial condition of the Operating Group Companies, taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in applicable Laws or GAAP after the date hereof or any official interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency, or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger, or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers, and employees (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.4 and, to the extent related thereto, the condition in Section 9.2(a)), (d) any change generally affecting any of the industries or markets in which any of the Operating Group Companies operates or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required by this Agreement or with the prior written consent of Acquiror (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.4 and, to the extent related thereto, the condition in Section 9.2(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, or other natural disaster, pandemic, weather condition, explosion fire, act of God or other force majeure event, including, for the avoidance of doubt, COVID-19 and any Law, directive, pronouncement, or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization, or any industry group providing for business closures, changes to business operations, “sheltering-in-place,” or other restrictions that relate to, or arise out of, an epidemic, pandemic, or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement, or guideline or interpretation thereof following the date of this Agreement or any Operating Group Company’s compliance therewith, (g)  any national or international political or social conditions in countries in which, or in the proximate geographic region of which, any Operating Group Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment, or personnel, (h) any failure of the Operating Group Companies, taken as a whole, to meet any projections, forecasts, or budgets or (i) any actions taken, or failures to take action, or such other changes or events, in each case, that Acquiror has requested or to which it has consented; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); provided, further, however, that any effect referred to in clauses (a), (b), (d), or (e) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Operating Group Companies, taken as a whole, compared to other participants in the industries in which the Operating Group Companies conduct their businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

“Material Contracts” has the meaning specified in Section 4.12(a).

“Material Permits” has the meaning specified in Section 4.23.

“Merger” has the meaning specified in Section 2.1.

“Merger Sub” has the meaning specified in the preamble hereto. “Minimum Cash Condition” has the meaning specified in Section 9.3(f). “Multiemployer Plan” has the meaning specified in Section 4.13(e).

“Named Parties” means (i) with respect to this Agreement, the Company, Acquiror, and Merger Sub (and their permitted successors and assigns), and (ii) with respect to any Ancillary Document, the parties named in the preamble thereto (and their permitted successors and assigns), and “Named Party” means any of them.

“Nasdaq” means the Nasdaq Capital Market.

“Offer” has the meaning specified in the recitals hereto.

“Omnibus Exchange Agreement” means the agreement between and among the Company, the Acquiror, and the Company Exchange Persons.

“Open Source Materials” has the meaning specified in Section 4.11(f).

“Operating Group Companies” means, collectively, the Company, Cloudburst Security, LLC, a Virginia limited liability company, Axxum Technologies, LLC, a Virginia limited liability company, and Cycurion Innovation, Inc., a Delaware corporation, and “Operating Group Company” means any of the Operating Group Companies, individually.

“Outstanding Acquiror Expenses” has the meaning specified in Section 3.7(b).

“Outstanding Company Expenses” has the meaning specified in Section 3.7(a).

“Owned Company Software” means all Software owned or purported to be owned, in whole or in part, by the Company or any other Operating Group Company.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned, in whole or in part, by the Company or any other Operating Group Company and includes the Owned Company Software.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notice 2020-65).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per-Security Merger Consideration” means the per-class or per-series of pre-Closing equity, derivative, or debt securities of the Company issued and outstanding as of the Closing to be exchanged for the per-class or per-series of post-Closing equity or derivative securities of PubCo, as set forth on Attachment “Exchange”.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations, and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business, (B) that relate to amounts not yet delinquent or (C) that are being contested in good faith through appropriate Actions, and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet delinquent or that are being contested in good faith through appropriate Actions, in each case, to the extent appropriate reserves have been established in accordance with GAAP, (iv) non-monetary Liens, encumbrances, and restrictions on real property (including easements, covenants, rights of way, and similar restrictions of record) that do not materially interfere with the present uses of such real property, (v) non-exclusive licenses of Owned Intellectual Property entered into in the ordinary course of business, (vi) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Financial Statements or Liens the existence of which is referred to in the notes to the balance sheet included in the Financial Statements, (vii) in the case of Leased Real Property, matters that would be disclosed by an accurate survey or inspection of such Leased Real Property, which do not materially interfere with the current use or occupancy of any Leased Real Property, (viii) requirements and restrictions of zoning, building, and other applicable Laws and municipal by-laws, and development, site plan, subdivision, or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any Leased Real Property, and (ix) statutory Liens of landlords for amounts that (A) are not due and payable, (B) are being contested in good faith by appropriate proceedings and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP, or (C) may thereafter be paid without penalty.

“Person” means any individual, firm, corporation, partnership (limited or general), limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality, or other entity of any kind.

“Personal Information” means any personal information that specifically identifies, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, any particular individual or household.

“Privacy and Security Requirements” means, to the extent applicable to the Company, (a) any Laws relating to privacy and data security, including laws regulating the Processing of Protected Data; (b) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”); (c) all Contracts between the Company and any Person that is applicable to the PCI DSS, privacy, data security and/or the Processing of Protected Data; (d) all policies and procedures applicable to the Company relating to the PCI DSS, privacy, data security, and/or the Processing of Protected Data, including, without limitation, all website and mobile application privacy policies and internal information security procedures; and (e) National Institute of Standards and Technology (NIST) 800-181 Workforce Framework for Cybersecurity (NICE Framework). “Pro Rata Basis” has the meaning specified in Section 3.5(b)(v).

“Processing” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages, and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal, or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Proposals” has the meaning specified in Section 8.3(c).

“Protected Data” means Personal Information and Confidential Data.

“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from Acquiror Stockholders to approve the Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Common Stock in conjunction with a stockholder vote on the Business Combination).

“PubCo” has the meaning specified in the recitals hereto.

“PubCo Board” means the board of directors of PubCo.

“PubCo Bylaws” has the meaning specified in the recitals hereto.

“PubCo Capital Stock” means PubCo Common Stock and Acquiror Preferred Stock.

“PubCo Charter” has the meaning specified in the recitals hereto.

“PubCo Common Stock” means PubCo’s Common Stock, par value $0.0001 per share, entitling the holder of each such share to one vote per share.

“PubCo Listing Application” has the meaning specified in Section 6.7.

“PubCo Option” has the meaning specified in Section 3.4(a).

“PubCo Restricted Stock Unit” has the meaning specified in Section 3.4(b). “Real Estate Lease Documents” has the meaning specified in Section 4.18(b).

“Redeeming Stockholder” means an Acquiror Stockholder who demands that Acquiror redeem its Acquiror Common Stock for cash in connection with the Offer and in accordance with the Acquiror Organizational Documents.

“Registered Intellectual Property” has the meaning specified in Section 4.11(a).

“Registration Rights Agreement” has the meaning specified in the recitals hereto, and is in the form of Exhibit I hereto.

“Registration Statement” has the meaning specified in Section 8.3(a).

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, agents, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Retained Agents” has the meaning specified in Section 11.15(a).

“Schedules” means the Acquiror and Merger Sub Schedules and the Company Schedules. “SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal, or foreign entity and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” has the meaning specified in Section 4.6(a).

“Series B Preferred Stock” has the meaning specified in Section 4.6(a).

“SLG” means SLG Innovation, Inc.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models, and methodologies, whether in source code, object code, human readable form, or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts, and other documentation used to design, plan, organize, and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, and icons, and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” means a meeting of the holders of Acquiror Common Stock to be held for the purpose of approving the Proposals.

“Sponsor” means Western Acquisition Ventures Sponsor, LLC, a Delaware limited liability company.

“Sponsor Support Agreement” means that certain the agreement among Sponsor and the Acquiror’s directors and officers.

“Stock Issuance Proposal” has the meaning specified in Section 8.3(c).

“Stockholder Action” has the meaning specified in Section 7.9.

“Stockholder Representative” has the meaning specified in Section 11.15(a).

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a general or limited partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Company” has the meaning specified in Section 2.1.

“Surviving Company Bylaws” means the form of bylaws set forth on Exhibit D.

“Surviving Company Charter” means the form of amended and restated certificate of incorporation set forth on Exhibit E.

“Surviving Company Capital Stock” means collectively, shares of Acquiror Common Stock and Acquiror Preferred Stock.

“Surviving Provisions” has the meaning specified in Section 10.2.

“Tax” means (a) all U.S. or non-U.S. federal, provincial, state, or local taxes, charges, fees, imposts, levies, or other assessments, including all income, receipts, gross receipts, capital, share, surplus, sales, use, ad valorem, value added, transfer, franchise, profits, windfall or excess profits, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, goods and services, severance, stamp, conveyance, mortgage, registration, documentary, recording, premium, environmental, natural resources, intangibles, rent, occupancy, disability, workers’ compensation, health care, occupation, alternative minimum, add-on minimum, accumulated earnings, personal holding company, net worth, property and estimated taxes, customs duties, fees, assessments, and similar charges (including the obligation to escheat or otherwise turn over abandoned, presumed abandoned, or unclaimed property or assets, whether or not currently escheatable or reportable), or other tax of any kind whatsoever and denominated by any name whatsoever, including all interest, penalties, fines, assessments, deficiencies, and additions to Tax imposed in connection with any such item whether civil or criminal and whether or not disputed, (b) any liability in respect of any items described in clause (a) above by reason of (i) being a transferee or successor or by having been a member of a combined, consolidated, unitary, or other affiliated group (including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law or regulation) or (ii) Contract or otherwise, and (c) any tax amounts (including interest and penalties) payable by Company (or any of its Affiliates) as a result of Section 965 of the Code with respect to any election made under Section 965(h) of the Code.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate, or other document filed or required to be filed with a Governmental Authority respect to Taxes, including any schedule, election, declaration, or attachment thereto and including any amendments, information return or supplement thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(c).

“Terminating Company Breach” has the meaning specified in Section 10.1(b).

“Termination Date” means December 31, 2024 or such later date as approved by the stockholders of Acquiror to complete a Business Combination.

“Transaction Proposal” has the meaning specified in Section 8.3(c).

“Transactions” means the transactions contemplated by this Agreement to occur at or prior to the Closing on the Closing Date, including the Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.8(a).

“Trust Agreement” has the meaning specified in Section 5.8(a).

“Trustee” has the meaning specified in Section 5.8(a).

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

1.2	Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule,” “Exhibit,” and “Annex” refer to the specified Article, Section, Schedule, Exhibit, or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)            When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Operating Group Companies’ or the Acquiror’s business, as applicable, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19). Notwithstanding anything to the contrary contained in this Agreement, nothing herein shall prevent any Operating Group Company from taking or failing to take any COVID-19 Actions and (x) no such COVD-19 Actions shall be deemed to violate or breach this Agreement in any way, (y) such COVID-19 Actions shall be deemed to constitute an action taken in the ordinary course, and (z) no such COVID-19 Actions shall serve as a basis for Acquiror to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied; provided, that such COVID-19 Actions do not disproportionately affect the Operating Group Companies as compared to other similarly situated companies that results in a Material Adverse Effect on the Company. The Company shall as promptly as reasonably practicable notify Acquiror after any Operating Group Company takes any individual, or commences any ongoing, COVID-19 Actions.

(c)            Any reference in this Agreement to “PubCo” shall also mean Acquiror to the extent the matter relates to the pre-Closing period and any reference to “Acquiror” shall also mean “PubCo” to the extent the matter relates to the post-Closing period (including, for the purposes of this Section 1.2(c), the Effective Time).

(d)            Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(e)            Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending, or replacing the statute or regulation.

(f)            The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(g)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(h)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(i)            The phrases “delivered,” “provided to,” “furnished to,” “made available,” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been (A) provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form, or (B) with respect to Acquiror, filed with the SEC by Acquiror on or prior to the date hereof.

1.3            Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, L. Kevin Kelly, Chief Executive Officer of the Company, and Alvin McCoy, Chief Financial Officer of the Company, and, in the case of the Acquiror, James Patrick McCormick, Chief Executive Officer and Chief Financial Officer of the Acquiror.

ARTICLE II

THE MERGER; CLOSING

2.1            The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) following the Merger and the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger between Merger Sub and the Company (the “Certificate of Merger”), such Merger to be consummated immediately upon filing of the Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

2.2            Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers, and franchises of the Company and Merger Sub shall vest in the Surviving Company and all of the debts, liabilities, and duties of the Company and Merger Sub shall become the debts, liabilities, and duties of the Surviving Company.

2.3            Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date that is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the Company and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware as provided in the applicable provisions of the DGCL.

2.4   Organizational Documents of Acquiror and the Surviving Company.

(a)            At the Closing and immediately prior to the Effective Time, the Certificate of Incorporation and the bylaws of Acquiror shall be amended and restated in their entirety to be the PubCo Charter and the PubCo Bylaws, respectively, until thereafter supplemented or amended in accordance with their terms and the DGCL.

(b)            At the Effective Time by virtue of the Merger, the Company Certificate of Incorporation and the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entireties to be the Surviving Company Charter and the Surviving Company Bylaws, respectively, until thereafter supplemented or amended in accordance with their terms and the DGCL.

2.5	Directors and Officers of Acquiror and the Surviving Company.

(a)            Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, subject to any limitation with respect to any specific individual imposed under applicable Laws and the listing requirements of Nasdaq (for the avoidance of doubt, after giving effect to any exemptions available to a controlled company), Acquiror shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause, effective as of the Closing, the PubCo Board to consist of five directors, a majority of whom shall meet the independence requirements of Nasdaq. The PubCo Board shall include one person nominated by the Acquiror, and four persons nominated by the Company. On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the Company with such individuals elected as members of the PubCo Board as of the Closing, which indemnification agreements shall continue to be effective immediately following the Closing.

(b)            Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, Acquiror shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the Persons constituting the officers of the Company prior to the Effective Time to be the officers of Acquiror (and holding the same titles as held at the Company) until the earlier of their resignation or removal or until their respective successors are duly appointed.

(c)            The Company shall take all necessary action prior to the Effective Time such that (a) each director of the Company in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time) and (b) the persons contemplated to be on the Board of Directors of the Surviving Company pursuant to the Director Nomination Agreement shall be appointed to the Board of Directors of the Surviving Company, effective as of immediately following the Effective Time, and, as of such time, shall be the only directors of the Surviving Company (including by causing the Company Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Company Board). Each person appointed as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until his or her successor is elected and qualified or until his or her earlier resignation or removal.

(d)            Except as otherwise directed in writing by the Company, the Persons constituting the officers of the Company prior to the Effective Time shall continue to be the officers of the Surviving Company (and holding the same titles as held at the Company) until the earlier of their resignation or removal or until their respective successors are duly appointed.

ARTICLE III

EFFECTS OF THE MERGER

3.1	Effect on Securities. Subject to the provisions of this Agreement:

(a)            at the Effective Time, by virtue of the Merger and without any action on the part of any Company Exchange Person, subject to and upon the terms and subject to the conditions set forth herein (including without limitation delivery of the release contemplated by Section 3.4(a)(ii)), the transactions contemplated by the Omnibus Exchange Agreement (other than the Dissenting Shares) shall be consummated and the parties thereto shall be issued the applicable number of shares of PubCo Capital Stock. All of the Company Exchange Securities (all as referenced in the Omnibus Exchange Agreement) converted into the right to receive consideration as described in the Omnibus Exchange Agreement and in this Section 3.1(b) shall no longer be outstanding or obligations of the Company, as applicable, and shall cease to exist, and each holder of Company Exchange Securities shall thereafter cease to have any rights with respect to such securities or debt, as applicable, except the right to receive the applicable consideration described in the Omnibus Exchange Agreement and in this Section 3.1(b) into which such shares of Company Capital Stock or debt, as applicable, shall have been converted in the Merger;

(b)            at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Company and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Effective Time; and

(c)            at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Company Capital Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and no payment or distribution shall be made with respect thereto.

3.2           Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding Company Exchange Securities or shares of Acquiror Capital Stock shall have been changed into a different number of debt or equity securities or a different of debt of equity securities for any reason, e.g., any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach of Section 5.15(a) of this Agreement by Acquiror with respect to the number of its issued and outstanding shares of Acquiror Capital Stock (or any other issued and outstanding equity security interests in Acquiror) or rights to acquire Acquiror Capital Stock (or any other equity security interests in Acquiror), then any number, value (including dollar value), or amount contained herein which is based upon the quantum of Company Exchange Securities or shares of Acquiror Capital Stock (or any other equity security interests in Acquiror), as applicable, will be appropriately adjusted to provide to the holders of Company Exchange Securities or the holders of Acquiror Capital Stock, as applicable, the same economic effect as contemplated by this Agreement and the related Exchange Ratio prior to such event; provided, however, that this Section 3.2 shall not be construed to permit Acquiror, the Company, or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

3.3	Delivery of Closing Merger Consideration.

(a)            As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, Acquiror shall appoint Equiniti Trust Company, LLC (or its applicable Affiliate) as an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging the Company Exchange Securities for the Per-Security Merger Consideration issuable in respect of such Company Capital Stock pursuant to Section 3.1(a) and Section 3.1(b) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that Equiniti Trust Company, LLC is unable or unwilling to serve as the Exchange Agent, then Acquiror and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than five (5) Business Days prior to the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, denied, conditioned, or delayed), Acquiror shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent and each of Acquiror and the Company shall mutually agree to any changes to the Letter of Transmittal in order to satisfy any requirements of such exchange agent (in either case, such agreement not to be unreasonably withheld, denied, conditioned, or delayed).

(b)            At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to each Company Exchange Person a Letter of Transmittal.

(c)            At the Closing, Acquiror shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Exchange Persons and for exchange in accordance with this Section 3.3 through the Exchange Agent, evidence of PubCo Capital Stock in book-entry form representing the shares thereof issuable pursuant to Section 3.1(a) and Section 3.1(b) in exchange for the Company Exchange Securities. All shares in book-entry form representing the PubCo Common Stock issuable pursuant to Section 3.1(a) and Section 3.1(b) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.

(d)            Each person, whose Company Exchange Securities have been converted into the right to receive PubCo Capital Stock pursuant Section 3.1(a) and Section 3.1(b) shall be entitled to receive the PubCo Capital Stock to which he, she, or it is entitled on the date provided in Section 3.3(e) upon (i) surrender of the relevant documents (or affidavits of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (ii) in the case of Company Capital Stock held in book-entry form, a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal) to the Exchange Agent.

(e)            If a properly completed and duly executed Letter of Transmittal, together with any documents (or affidavits of loss in lieu thereof in the form required by the Letter of Transmittal), if any, is delivered to the Exchange Agent in accordance with 3.3(d) (i) at least one Business Day prior to the Closing Date, then Acquiror and the Company shall take all necessary actions to cause the applicable PubCo Capital Stock to be issued to the applicable Company Exchange Person in book-entry form on the Closing Date or (ii) less than one Business Day prior to the Closing Date, then Acquiror and the Company (or the applicable Surviving Company) shall take all necessary actions to cause the applicable PubCo Capital Stock to be issued to the Company Exchange Person in book-entry form within two (2) Business Days after such delivery.

(f)            If any PubCo Capital Stock is to be issued to a Person other than the Company Exchange Person in whose name the surrendered Company Exchange Security is registered, it shall be a condition to the issuance of the applicable PubCo Capital Stock that (i) either such relevant document shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Exchange Security in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Company Exchange Security or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(g)            No interest will be paid or accrued on the PubCo Capital Stock. From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 3.3, each item of Company Exchange Security (other than, for the avoidance of doubt, the Company Exchange Security cancelled and extinguished pursuant to Section 3.1(d)) shall solely represent the right to receive the applicable Per-Security Merger Consideration.

(h)            At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of shares of Company Exchange Security that were outstanding immediately prior to the Effective Time.

(i)            Any portion of the Exchange Fund that remains unclaimed by the Company Exchange Persons twelve (12) months following the Closing Date shall be delivered to Acquiror or as otherwise instructed by Acquiror, and any Company Exchange Person who has not exchanged his, her, or its Company Exchange Securities for the applicable PubCo Capital Stock in accordance with this Section 3.3 prior to that time shall thereafter look only to Acquiror for the issuance of the applicable PubCo Capital Stock, without any interest thereon. None of Acquiror, the Combined Company, or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any PubCo Capital Stock remaining unclaimed by a Company Exchange Person immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Acquiror free and clear of any claims or interest of any Person previously entitled thereto.

3.4	Treatment of Company Options and Company Restricted Stock Units.

(a)            Effective as of the Effective Time, each option to purchase shares of the Company Common Stock (a “Company Option”) granted under any Company Stock Plan that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be assumed by the PubCo and shall be converted into a stock option (a “PubCo Option”) to acquire such number of shares of PubCo Common Stock in accordance with this Section 3.4(a). Each such PubCo Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Company Stock Plan, in any award agreement or in such Company Option by reason of this Agreement or the Transactions). As of the Effective Time, each such PubCo Option as so assumed and converted shall be for that number of shares of PubCo Common Stock determined by multiplying the number of shares of the Company Common Stock subject to such Company Option immediately prior to the Effective Time by the line item in the Exchange Ratio for the exchange of Company Common Stock at the Closing, which product shall be rounded down to the nearest whole number of shares, at a per-share exercise price determined by dividing the per-share exercise price of such Company Option immediately prior to the Effective Time by the line item in the Exchange Ratio for exchange of Company Common Stock at the Closing, which quotient shall be rounded down to the nearest whole cent. The Company shall take such actions to cause the Company Stock Plan as of the Effective Time to apply only to the Company Options that are outstanding as of the Effective Time and assumed and converted pursuant to this Section 3.4(a).

(b)            Effective as of the Effective Time, each Company Restricted Stock Unit that is outstanding immediately prior to the Effective Time, whether or not then vested, shall be assumed by PubCo and shall be converted into a restricted stock unit (a “PubCo Restricted Stock Unit”) to acquire such shares of PubCo Common Stock in accordance with this Section 3.4(b). Each such PubCo Restricted Stock Unit as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Restricted Stock Unit immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Company Stock Plan, in any award agreement, or in such Company Restricted Stock Award by reason of this Agreement or the Transactions). As of the Effective Time, each such PubCo Restricted Stock Unit as so assumed and converted shall be for that number of shares of PubCo Common Stock determined by multiplying the number of shares of the Company Common Stock subject to such Company Restricted Stock Unit immediately prior to the Effective Time by the line item in the Exchange Ratio for the exchange of Company Common Stock at the Closing, which product shall be rounded down to the nearest whole number of shares, subject to the same vesting and other conditions of such Company Restricted Stock Unit. The Company shall take such actions to cause the Company Stock Plan as of the Effective Time to apply only to the Company Restricted Stock Units that are outstanding as of the Effective Time and assumed and converted pursuant to this Section 3.4(b).

(c)            Notwithstanding the foregoing, the conversions described in Section 3.4(a) and (b) will be subject to such modifications, if any, as are required to cause the conversion to be made in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D). Following the Effective Time, each PubCo Option and each PubCo Restricted Stock Unit shall be subject to the Acquiror Incentive Plan (and considered “Converted Awards” for purposes thereof) and to the same terms and conditions, including, without limitation, any vesting conditions, as had applied to the corresponding Company Option or Company Restricted Stock Unit as of immediately prior to the Effective Time, except for such terms rendered inoperative by reason of the Transactions, subject to such adjustments as reasonably determined by the PubCo Board to be necessary or appropriate to give effect to the conversion or the Transactions.

3.5           Withholding. Each of Acquiror, Merger Sub, the Company, the Surviving Company, and their respective Affiliates and agents shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law; provided, that before making any deduction or withholding pursuant to this Section 3.5 other than with respect to compensatory payments made pursuant to this Agreement, Acquiror shall use commercially reasonably efforts to give the Company at least five (5) Business Days prior written notice of any anticipated deduction or withholding (together with any legal basis therefor) and shall reasonably consult and cooperate with the Company in good faith to attempt to reduce or eliminate any amounts that would otherwise be deducted or withheld pursuant to this Section 3.5. To the extent that Acquiror, Merger Sub, the Company, the Surviving Company, or any of their respective Affiliates deducts or withholds such amounts with respect to any Person and properly remits such deducted or withheld amounts to the applicable Governmental Authority, such deducted or withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Merger treated as compensation, the parties shall cooperate to pay such amounts through the Company’s payroll to facilitate applicable withholding.

3.6           No Fractional Shares. Notwithstanding anything to the contrary contained herein, no fractional shares of PubCo Capital Stock or certificates or scrip representing such fractional shares shall be issued upon the conversion of Company Exchange Securities pursuant to Section 3.1(b), and any such fractional shares or interests therein shall not entitle the owner thereof to vote or to any other rights of a holder of PubCo Capital Stock. In lieu of the issuance of any such fractional share, each Person who would otherwise be entitled to a fraction of PubCo Capital Stock (after aggregating all fractional shares of PubCo Capital Stock that otherwise would be received by such Person) shall have the number of shares of PubCo Capital Stock issued to such Person rounded up in the aggregate to the nearest whole number of shares of PubCo Capital Stock.

3.7	Payment of Expenses.

(a)            No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth a list of the following fees and expenses incurred by or on behalf of the Company or the Company Exchange Persons in direct connection with the conduct of the Company’s preparation, negotiation, and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company or the Company Exchange Persons incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, and financial advisors engaged by the Company in connection with the Transactions (collectively, the “Outstanding Company Expenses”). On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Expenses.

(b)            No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, Acquiror shall provide to the Company a written report setting forth a list of all unpaid fees and disbursements of Acquiror, Merger Sub, or the Sponsor for outside counsel and fees and expenses of Acquiror, Merger Sub, or the Sponsor or for any other agents, advisors, consultants, experts, and financial advisors engaged by or on behalf of Acquiror, Merger Sub, or the Sponsor in connection with Acquiror’s initial public offering (including any deferred underwriter fees), its reporting obligations under the Securities Act and the Exchange Act, and the Transactions (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding Acquiror Expenses”). On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Acquiror Expenses.

3.8           Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and owned by a holder who is entitled to demand and has properly demanded appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted into the right to receive the Per-Security Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished, and cease to exist and (b) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into the right to receive the Per-Security Merger Consideration upon the terms and subject to the conditions set forth in this Agreement. The Company shall give Acquiror prompt notice (and in any event within two (2) Business Days) of any demands received by the Company for appraisal of shares of Company Common Stock, attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Acquiror shall have the right to participate in and, following the Effective Time, direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, denied, or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty, or covenant and (b) such other representations, warranties, or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty, or covenant is reasonably apparent), the Company represents and warrants to Acquiror and Merger Sub as follows:

4.1	Corporate Organization of the Company.

(a)            The Company has been duly incorporated, is validly existing, and in good standing under the Laws of the State of Delaware and has the requisite corporate entity power and authority to own, lease, and operate its assets and properties and to conduct its business as it is now being conducted. The Company Certificate of Incorporation and bylaws of the Company previously made available by the Company to Acquiror are true, correct, and complete and are in effect as of the date of this Agreement.

(b)            As listed on Schedule 4.1, the Company is licensed or duly qualified and in good standing as a foreign company in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.2	Company Subsidiaries.

(a)            The Company’s direct and indirect Subsidiaries (the “Company Subsidiaries”), together with their respective jurisdictions of incorporation or organization, as applicable, are listed on Schedule 4.2(a). The Company owns, directly or indirectly, all of the outstanding equity securities of the Company Subsidiaries, free and clear of all Liens (other than Permitted Liens). Except for the Company Subsidiaries, as set forth on Schedule 4.2(a) or in the ordinary course of business, the Company does not own, directly or indirectly, any ownership, equity, profits, or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty, or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b)            Each Company Subsidiary is duly incorporated, formed, or organized, validly existing, and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of incorporation, formation, or organization and has the requisite corporate, limited liability company, or equivalent power and authority to own, lease, and operate its assets and properties and to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and all of its direct and indirect Subsidiaries (collectively, the “Group Companies”), taken as a whole. Each Company Subsidiary is duly qualified to do business in each jurisdiction in which the conduct of its business, or the operation, ownership, or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Complete and correct copies of the organizational documents of each Company Subsidiary, as amended and currently in effect, have been made available to Acquiror. No Company Subsidiary is in violation of any of the provisions of its governing documents in any material respect, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(c)            All issued and outstanding shares of capital stock, limited liability company interests, and equity interests of each Company Subsidiary (i) have been duly authorized, validly issued, and fully paid and are non-assessable (in each case, to the extent that such concepts are applicable), (ii) are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right, and (iii) have been offered, sold, and issued in compliance with applicable Law and the applicable Company Subsidiary’s respective governing documents.

(d)            Except as set forth on Schedule 4.2(d), there are no subscriptions, options, warrants, equity securities, partnership interests, or similar ownership interests, calls, rights (including preemptive rights), commitments, or agreements of any character to which any Operating Group Company is a party or by which any are bound obligating such Operating Group Company to issue, deliver, or sell, or cause to be issued, delivered, or sold, or repurchase, redeem, or otherwise acquire, or cause the repurchase, redemption, or acquisition of, any ownership interests of such Operating Group Company or obligating such Operating Group Company to grant, extend, accelerate the vesting of, or enter into any such subscription, option, warrant, equity security, call, right, commitment, or agreement.

4.3           Due Authorization. The Company has all requisite company power and authority to execute and deliver this Agreement and each Ancillary Document to this Agreement to which it is a party and (subject to the approvals described in Section 4.5 and the adoption of this Agreement and approval of the Merger by holders of (i) a majority of the voting power of the outstanding shares of Company Capital Stock, voting as a single class in accordance with the Company Certificate of Incorporation, (ii) a majority of the then-outstanding shares of Company Preferred Stock (the “Company Requisite Approval”), and (iii) the Company Preferred Stock Requisite Approval) to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Prior to the Closing, the Company has received or shall have received the consent of at least a majority of the outstanding shares of Company Preferred Stock approving the transactions contemplated hereby and by the Omnibus Exchange Agreement, including each item set forth on the Attachment “Exchange” (the “Company Preferred Stock Requisite Approval”). The execution, delivery, and performance of this Agreement and such Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board and, upon receipt of the Company Requisite Approval and the Company Preferred Stock Requisite Approval, no other company proceeding on the part of the Company is necessary to authorize this Agreement or such Ancillary Documents or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Document will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company Requisite Approval and the Company Preferred Stock Requisite Approval are the only votes of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement and approve the transactions contemplated hereby.

4.4           No Conflict. Subject to the receipt of the consents, approvals, authorizations, and other requirements set forth in Section 4.5 or on Schedule 4.5, the execution, delivery, and performance of this Agreement and each Ancillary Document to this Agreement to which it is a party by the Company and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of formation, bylaws, or other organizational documents of any of the Group Companies, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to any of the Operating Group Companies, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration, or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting, or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions, or provisions of any Contract of the type required to be disclosed in Section 4.12(a), or any Leased Real Property document to which any Operating Group Company is a party or by which any of them or any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties, equity interests, or assets of any Operating Group Company, except (in the case of clauses (b), (c), or (d) above) for such violations, conflicts, breaches, or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.5           Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Acquiror contained in this Agreement, no consent, approval, or authorization of, or designation, declaration, or filing with, any Governmental Authority or notice, approval, consent waiver, or authorization from any Governmental Authority is required on the part of any Operating Group Company with respect to the Company’s execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Law, (b) the filing of the Certificate of Merger in accordance with the DGCL, (c) any consents, approvals, authorizations, designations, declarations, waivers, or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions, and (d) as otherwise disclosed on Schedule 4.5.

4.6	Capitalization.

(a)            As of the date hereof, the authorized capital stock of the Company is 75,000,000 shares of capital stock consisting of: (i) 70,000,000 shares of Company Common Stock, par value $0.001 per share (the “Company Common Stock”) and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”), of which 400,000 shares are designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”), 3,000 shares are designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”), and the remainder of which are undesignated. As of April 26, 2024, there were: (a) 14,642,494 shares of Company Common Stock issued and outstanding; (b) 345,528 shares of Series A Preferred Stock issued and outstanding, and (c) 3,000 shares of Series B Preferred Stock issued and outstanding.

(b)            All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Securities Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) except as set forth on Schedule 4.6(b), are fully vested. Set forth on Schedule 4.6(b) is a true, correct, and complete list of each holder of shares of Company Common Stock, Company Preferred Stock, or other equity or presumptive equity interests of the Company (other than Company Options) and the number of shares of Company Common Stock, Company Preferred Stock, or other equity interests held by each such holder as of April, 2024. Except as set forth in this Section 4.6 or on Schedule 4.6(b), Schedule 4.6(c), or pursuant to the Company Stock Plan, as of April, 2024, there are no other shares of Company Common Stock, Company Preferred Stock, or other equity interests of the Company authorized, reserved, issued, or outstanding.

(c)            Except for (i) Company Options and Company Restricted Stock Units granted pursuant to the Company Stock Plan and (ii) as set forth on Attachment “Exchange”, as of the date hereof, there are (x) no subscriptions, calls, options, warrants, rights, or other securities convertible into or exchangeable or exercisable for any equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in, or debt securities of, the Company and (y) no equity equivalents, stock appreciation rights, phantom stock ownership interests, or similar rights in the Company. As of the date hereof, except as set forth on Schedule 4.6(c), there are no outstanding contractual obligations of the Company to repurchase, redeem, or otherwise acquire any securities or equity interests of the Company. Except as set forth on Schedule 4.6(c), there are no outstanding bonds, debentures, notes, or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Except as set forth on Schedule 4.6(c), as of the date hereof, the Company is not party to any stockholders’ agreement, voting agreement, or registration rights agreement relating to its equity interests. With respect to each Company Option and Company Restricted Stock Unit, Schedule 4.6(c) sets forth, as of the date hereof, the name of the holder of such Company Option and Company Restricted Stock Unit, the number of vested and unvested shares or common stock equivalents covered by such Company Option or Company Restricted Stock Unit, the date of grant and the cash exercise price, strike price, or offset amount per share/unit of such Company Option. The Company has made available to Acquiror a true and complete copy of the Company Stock Plan and form of agreement evidencing each Company Option and each Company Restricted Stock Unit, and has also delivered any other option agreements and restricted share agreements to the extent there are material variations from the form of agreement, specifically identifying the Person(s) to whom such variant forms apply. Each Company Option (A) was granted, in all material respects, in compliance with all applicable Laws and upon the terms and subject to the conditions of the Company Stock Plan pursuant to which it was issued, (B) has an exercise price per Share equal to or greater than the fair market value of a Share at the close of business on the date of such grant, (C) has a grant date identical to the date on which the Company’s Board or compensation committee actually awarded such Company Option, (D) qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s tax returns and the Company’s financial statements, respectively, and (E) docs not trigger any liability for the holder thereof under Section 409A of the Code.

4.7           Financial Statements. Attached as Schedule 4.7 are the audited consolidated balance sheets of the Company as of December 31, 2022 and 2023, and the audited consolidated statements of operations and statements of cash flows of the Company for the years ended December 31, 2022 and 2023, together with the auditor’s reports thereon (the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity, and cash flows of the Operating Group Companies as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP and were derived from the books and records of the Operating Group Companies, and the Financial Statements have been audited in accordance with PCAOB auditing standards by a PCAOB registered auditor.

4.8           Undisclosed Liabilities. There is no liability, debt, or obligation against any Operating Group Company that would be required to be set forth or reserved for on a consolidated balance sheet of the Company (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities or obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, (c) disclosed in the Company Schedules, (d) arising under or related to this Agreement and/or the performance by the Company of its obligations hereunder (including, for the avoidance of doubt, any Outstanding Company Expenses), or (e) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.9           Litigation and Proceedings. Except as set forth in Schedule 4.9, there are no pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company, there are no pending or threatened investigations against any Operating Group Company that would, individually or in the aggregate, (a) result in a Material Adverse Effect or (b) seek material injunctive or other material non- monetary relief. None of the Company or any of its Subsidiaries or any of their respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent (“Order”), which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon any Operating Group Company which would, individually or in the aggregate, have a Material Adverse Effect.

4.10	Compliance with Laws.

(a)            Except (i) with respect to compliance with Environmental Laws (as to which certain representations and warranties are made solely pursuant to Section 4.19) and compliance with Tax Laws (which are being made solely pursuant to Sections 4.13 and 4.15), and (ii) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Operating Group Company is, and since December 31, 2018 has been, in compliance in all material respects with all applicable Laws. No Operating Group Company has received any written notice from any Governmental Authority of a violation of any applicable Law by the Company at any time since December 31, 2018, which violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            Since December 31, 2018, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there has been no action taken by any Operating Group Company or, to the knowledge of the Company, any officer, director, manager, employee, agent, or representative of any Operating Group Company, in each case, acting on behalf of an Operating Group Company, in violation of any applicable Anti-Corruption Law, (ii) no Operating Group Company has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) no Operating Group Company has conducted any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority relating to any noncompliance with any Anti-Corruption Law, and (iv) no Operating Group Company has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(c)            Since December 31, 2018, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the operations of each Operating Group Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act) and the applicable money laundering statutes of jurisdictions where each Operating Group Company conducts business, the rules and regulations thereunder and any related or similar rules, regulations, or guidelines issued, administered, or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit, or proceeding by or before any court or governmental agency, authority, or body or any arbitrator involving any Operating Group Company with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(d)            Neither any Operating Group Company, nor any director, officer, or employee thereof, nor, to the Company’s knowledge, any agent, affiliate, or representative of the Company or any of its subsidiaries, is an individual or entity that is, or is owned or controlled by a Person that is:

(i)            the subject or target of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, including, without limitation, the designation as a “specially designated national” or “blocked person,” the United Nations Security Council (“UNSC”), the European Union (“EU”), His Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor

(ii)            located, organized, or resident in a country or territory that is the subject or target of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria) (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the offering of the securities hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other person or entity (a) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (b) to fund or facilitate any activities of or business in any Sanctioned Country, or (c), to the knowledge of the Company, in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as initial purchaser, advisor, investor, or otherwise) of Sanctions.

(e)            Since December 31, 2018, each Operating Group Company has not knowingly engaged in, and is not now knowingly engaged in, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject or target of Sanctions or with any Sanctioned Country.

(f)            Since December 31, 2018, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there has been no action taken by any Operating Group Company or, to the knowledge of the Company, any officer, director, manager, employee, agent, or representative of any Operating Group Company, in each case, acting on behalf of such Operating Group Company, in violation of any applicable International Trade Laws, (ii) no Operating Group Company has been convicted of violating any International Trade Laws or, to the knowledge of the Company, subjected to any investigation by a Governmental Authority for violation of any applicable International Trade Laws, (iii) no Operating Group Company has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any International Trade Laws, and (iv) no Operating Group Company has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable International Trade Law.

4.11	Intellectual Property.

(a)            Schedule 4.11(a) sets forth, as of the date hereof, a true and complete list, including owner, jurisdiction, and serial and application numbers, of all Patents, all registered copyrights, all registered trademarks, all domain name registrations, and all pending registration applications for any of the foregoing, in each case, that are owned by any Operating Group Company (the “Registered Intellectual Property”), all of which are valid, enforceable, and subsisting. Except (i) as set forth on Schedule 4.11(a) or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Operating Group Company is the sole and exclusive owner of all right, title, and interest in and to all of its Registered Intellectual Property set forth on Schedule 4.11(a) and all of its other Owned Intellectual Property free and clear of all Liens, other than Permitted Liens.

(b)            Except (i) as set forth on Schedule 4.11(b) or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the date hereof, no Actions are pending or, to the Company’s knowledge, threatened in writing (including unsolicited offers to license Patents) against any Operating Group Company by any third party claiming infringement, misappropriation, or other violation of Intellectual Property owned by such third party or by any Operating Group Company or in the conduct of the Operating Group Companies’ business. Except (x) as set forth on Schedule 4.11(b) or (y) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Operating Group Company is a party to any pending Actions, as of the date of this Agreement, claiming infringement, misappropriation, or other violation by any third party of any Owned Intellectual Property. Except as set forth on Schedule 4.11(b), since December 31, 2018, the products and services of each Operating Group Company and the conduct of each Operating Group Company’s business has not infringed, misappropriated, or otherwise violated the Intellectual Property of any third party, except for such infringements, misappropriations, dilutions, and other violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no third party is infringing, misappropriating, or otherwise violating any Owned Intellectual Property except for such infringements, misappropriations, dilutions, and other violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, each Operating Group Company either owns, has a valid license to use, or otherwise has the lawful right to use, all of the Company Intellectual Property and Company Software and IT Systems used in or necessary to conduct its business, except for such Company Intellectual Property and Company Software and IT Systems with respect to which the lack of such ownership, license, or right to use would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)            Each Operating Group Company has taken commercially reasonable measures to protect its Confidential Data and the Confidential Data of any third party provided to the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, except as set forth on Schedule 4.11(c), the Company and each of its Subsidiaries has, and enforces, a policy requiring each current and former employee and each current and former contractor involved in the creation of Intellectual Property or Intellectual Property Rights for the Company or any Operating Group Company to execute a proprietary information, confidentiality, and invention assignment contract in the form(s) made available to Acquiror (each, a “Proprietary Information Agreement”), and all current and former employees and all current and former contractors of any Operating Group Company at any time involved in the creation of Intellectual Property Rights have executed such a Proprietary Information Agreement ensuring that all such Intellectual Property and Intellectual Property Rights that did not vest automatically in such Operating Group Company by operation of law (and, in the case of contractors, to the extent such Intellectual Property was intended to be proprietary to the applicable Operating Group Company), except in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has not received any written claims of third parties (including current and former employees or current and former contractors or their current or former employers) and, to the knowledge of the Company, there are no other claims alleging ownership of any Company Intellectual Property. All amounts payable by the Operating Group Companies to all Persons involved in the research, development, conception, or reduction to practice of any of Company Intellectual Property or Intellectual Property Rights have been paid in full. No current or former employee or current or former contractor of any Operating Group Company has any right, license, claim, or interest whatsoever in or with respect to any Company Intellectual Property or Company Intellectual Property Rights.

(d)            No director, officer, or employee of any Operating Group Company has any ownership interest in any of the Owned Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)            Except as set forth on Schedule 4.11(e), no government funding and no facilities or other resources of any university, college, other educational institution, or research center were used in the development of any Owned Intellectual Property.

(f)            To the knowledge of the Company, the Owned Company Software and all Software that is used by any Operating Group Company is not materially adversely impacted by any viruses, worms, Trojan horses, and other known contaminants and does not contain any bugs, errors, or problems of a material nature that would materially disrupt its operation or have a Material Adverse Effect on the operation of other Software. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Operating Group Companies is in material compliance with the terms and conditions (other than attribution or notice requirements) of all material licenses for “free software,” “open source software,” or under a similar licensing or distribution term (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Server Side Public License (SSPL), and the Apache License) (“Open Source Materials”) used by the Company in any way.

(g)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Operating Group Companies has (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Owned Intellectual Property or Owned Company Software, (ii) distributed Open Source Materials in conjunction with any Owned Intellectual Property or Owned Company Software, or (iii) used Open Source Materials in or with any Owned Intellectual Property or Owned Company Software (including any Open Source Materials that require, as a condition of use, modification, and/or distribution of such Open Source Materials that other software incorporated into, derived from, or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no charge), in each case of the foregoing clauses (i), (ii), and (iii), in such a way that grants or otherwise requires any such Operating Group Company to (x) disclose, distribute, license, grant rights, or otherwise provide to any third party any material Owned Intellectual Property, including the source code for any Owned Company Software, or (y) otherwise imposes any limitation, restriction, or condition on the right or ability of any Operating Group Company to use, distribute, or enforce any Owner Intellectual Property or Owned Company Software (collectively, “Copyleft Terms”).

(h)            Except as set forth on Schedule 4.11(h), (i) with respect to all material Owned Company Software, each of the Operating Group Companies is in actual possession or control of the applicable source code, object code, documentation, and know-how to the extent required for use, distribution, development, enhancement, maintenance, and support of such Owned Company Software, (ii) no Operating Group Company has disclosed source code for Owned Company Software to a third party other than to employees or contractors pursuant to a written agreement that protects the Company’s rights in such source code and obligates the employee or contractor to maintain strictly the confidentiality of the source code, (iii) to the knowledge of the Company, no Person other than the Operating Group Companies is in possession of, or has rights to possess, any source code for Owned Company Software (other than contractors engaged to develop or maintain Owned Company Software), and (iv) except as set forth on Schedule 4.11(h) or under non-exclusive licenses granted by an Operating Group Company to contractors engaged to perform services for such Operating Group Company or to customers in the ordinary course of business, no Person other than the applicable Operating Group Company has any rights to use any Owned Company Software. Except as set forth on Schedule 4.11(h), no source code for Owned Company Software is subject to any technology or source code escrow arrangement or obligation. No Person will have a right to access or possess any source code of Owned Company Software (whether as a result of an escrow agreement) or otherwise, as a result of the execution, delivery, and performance by the Company of this Agreement.

(i)            The Owned Company Software performs materially in accordance with its specifications and materials provided to customers corresponding to such Software. Material reported defects and reports of errors are monitored in accordance with customary practices existing between each Operating Group Company and its customers.

(j)            In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders), Processing, and/or use of any information or Protected Data, each Operating Group Company is and has been, in compliance with all Privacy and Security Requirements. Each Operating Group Company has commercially reasonable physical, technical, organizational, and administrative security measures and policies in place to protect the confidentiality, integrity, and availability of all systems, information, and Protected Data maintained and collected by it or on its behalf. Except as set forth in Schedule 4.11(k), no Operating Group Company has experienced any security incident that has compromised the integrity or availability of its network, systems, data, or information. Each Operating Group Company is and has been in compliance in all material respects with all Privacy and Security Requirements relating to data loss, theft, and breach of security notification obligations. No Operating Group Company has received, nor provided, any notice of any claims, actions, investigations, inquiries, or alleged violations of Privacy and Security Requirements or any other security incidents. To the Company’s knowledge, no Operating Group Company has been subject to, and there are no complaints or audits, proceedings, investigations, or claims pending against any Operating Group Company by any Governmental Authority (including any audits relating to the Cybersecurity Maturity Model Certification (CMMC)), or by any Person, in respect of the collection, use, storage, disclosure, or other Processing of Protected Data.

(k)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the IT Systems are operational and adequate and sufficient for the current and reasonably anticipated future needs of the business of each Operating Group Company, (ii) to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the security, or material failures of the IT Systems currently used to provide material products to customers in the conduct of their business as it is currently conducted during the two-year period preceding the date hereof, (iii) each Operating Group Company has in place adequate and commercially reasonable security controls and backup and disaster recovery plans and procedures in place, (iv) to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the IT Systems in the two- year period preceding the date hereof that, pursuant to any legal requirement, would require the applicable Operating Group Company to notify customers or employees of such breach or intrusion.

4.12	Contracts; No Defaults.

(a)            Schedule 4.12(a) contains a listing of all Contracts (other than purchase orders) described in clauses (i) through (ix) below to which, as of the date of this Agreement, each Operating Group Company is a party or by which its assets are bound (together with all material amendments, waivers, or other changes thereto) (collectively, the “Material Contracts”). True, correct, and complete copies of the Material Contracts have been delivered to or made available to Acquiror or its agents or representatives.

(i)             each employee collective bargaining Contract;

(ii)            any Contract pursuant to which an Operating Group Company (A) licenses or is granted rights from a third party under Intellectual Property that is material to the business of such Operating Group Company, excluding click-wrap, shrink-wrap, off-the-shelf software licenses, and any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support, and other fees less than $100,000 per year or (B) licenses or grants to a third party to any rights in or to use Owned Intellectual Property or Owned Company Software (excluding non-exclusive licenses granted to customers, contractors, suppliers, or service providers in the ordinary course of business);

(iii)            any Contract that restricts in any material respect or contains any material limitations on the ability of an Operating Group Company to compete in any line of business or in any geographic territory, in each case excluding customary confidentiality agreements (or clauses) or non-solicitation agreements (or clauses);

(iv)            any Contract under which an Operating Group Company has created, incurred, assumed, or guaranteed Indebtedness, has the right to draw upon credit that has been extended for Indebtedness, or has granted a Lien on any of its assets, whether tangible or intangible, to secure any Indebtedness, in each case, in an amount in excess of $100,000;

(v)            any Contract that is a definitive purchase and sale or similar agreement entered into in connection with an acquisition or disposition by an Operating Group Company since December 31, 2020 of any Person or of any business entity or division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), but excluding any Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(vi)            any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets, or real estate, other than sales or purchases in the ordinary course of business;

(vii)            any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), whether or not filed by the Company with the SEC;

(viii)            any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.12 and expected to result in revenue or require expenditures in excess of $100,000 in the calendar year ending December 31, 2023;

(ix)            any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (A) officer of a Group Company, (B) member of the Company Board, or (C) employee of an Operating Group Company providing for an annual base salary or payment in excess of $200,000;

(x)            any Contract providing for indemnification or any guaranty by any Operating Group Company, in each case that is material to the Operating Group Companies, taken as a whole, other than (A) any guaranty by any Operating Group Company of any of the obligations any Operating Group Company or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(xi)            any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets or capital stock or other equity interests of any Person, in each case with a fair market value in excess of $100,000;

(xii)            any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of any Operating Group Company;

(xiii)            any Contract that contains any provision that requires the purchase of all or a material portion of any Operating Group Company’s requirements for a given product or service from a given third party, which product or service is material to the Operating Group Companies, taken as a whole;

(xiv)            any Contract that obligates any Operating Group Company or to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger will obligate Acquiror, the Surviving Corporation, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(xv)            any joint venture Contract, partnership agreement, limited liability company agreement, or similar Contract that is material to the business of the Operating Group Companies, taken as a whole; and

(xvi)            any Contract that is not otherwise described in clauses (i)-(xv) above that is material to the Operating Group Companies, taken as a whole, and is outside the ordinary course of business.

(b)            Except as set forth on Schedule 4.12(b), and except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (i) all such Material Contracts are in full force and effect and represent the legal, valid, and binding obligations of the Operating Group Company and, to the knowledge of the Company, represent the legal, valid, and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Operating Group Company in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Operating Group Companies or, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any Material Contract, (iii) since December 31, 2020, no Operating Group Company has received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any Material Contract, (iv) to the knowledge of the Company, no event has occurred that, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material Contract by any Operating Group Company or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both), and (v) since December 31, 2020 through the date hereof, no Operating Group Company has received written notice from any customer or supplier that is a party to any Material Contract that such party intends to terminate or not renew any Material Contract.

4.13	Company Benefit Plans.

(a)            Schedule 4.13(a) sets forth an accurate and complete list of each material Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and each equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability plan, program, policy, or Contract, and each other material employee compensation or benefit plan, program, policy, or Contract that is maintained, sponsored, or contributed to (or required to be contributed to) by any Operating Group Company or pursuant to which any Operating Group Company has or may have any material liabilities.

(b)            The Company has made available or made available to Acquiror accurate summaries of each material Company Benefit Plan.

(c)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Company Benefit Plan and each Contract with any consultant and independent contractor has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code and (ii) all contributions required to be made under the terms of any Company Benefit Plan and any Contract with any consultant and independent contractor as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the Financial Statements.

(d)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. To the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax- qualified status of such plans.

(e)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its ERISA Affiliates sponsored, maintained, contributed to or was required to contribute to, at any point during the six (6)-year period prior to the date hereof, a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other defined pension plans, in each case, that is subject to Title IV of ERISA or Section 412 of the Code. At any point during the six (6)-year period prior to the date hereof, the Company has not had any liability under Title IV of ERISA on account of being considered a single employer under Section 414 of the Code with any other Person. No circumstance or condition exists that would reasonably be expected to result in an actual obligation of the Company to pay money to any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA and that is maintained by an ERISA Affiliate of the Company. No Company Benefit Plan or Contract with any consultant and independent contractor provides post-employment health insurance benefits other than as required under Section 4980B of the Code. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m), or (o) of the Code.

(f)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to the Company Benefit Plans and Contracts with consultants and independent contractors, no administrative investigation, audit, or other administrative proceeding by the Department of Labor, the Internal Revenue Service, or other Governmental Authorities is pending or, to the knowledge of the Company, threatened.

(g)            There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan. There is no proceeding (other than routine and uncontested claims for benefits) pending or, to the knowledge of the Company, threatened, with respect to any Company Benefit Plan, Contract with any consultant and independent contractor, or against the assets of any Company Benefit Plan or such Contract.

(h)            Except as set forth in Schedule 4.13(h), the consummation of the Transactions, alone or together with any other event, will not (i) result in a payment or benefit becoming due or payable, to any current or former employee, director, independent contractor or consultant, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting, or funding of any such benefit or compensation, (iv) result in the forgiveness in whole or in part of any outstanding loans made by any Operating Group Company to any current or former employee, director, independent contractor, or consultant, or (v) limit the ability of any Operating Group Company to terminate any Operating Company Benefit Plan or Contract with any consultant or independent contractor.

(i)            No amount or benefit that could be, or has been, received by any current or former employee, officer, or director of any Operating Group Company who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement. No Operating Group Company has agreed to pay, gross up, or otherwise indemnify any employee, director, or contractor for any tax imposed under Section 4999 of the Code, 409A of the Code or otherwise.

4.14	Labor Matters.

(a)            (i) No Operating Group Company is a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization, or works council and no such agreements or arrangements are currently being negotiated by any Operating Group Company, (ii) no labor union or organization, works council, or group of employees of any Operating Group Company has made a pending written demand for recognition or certification, and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.

(b)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Operating Group Company (i) is, and since January 1, 2019 has been, in material compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) since January 1, 2019, has not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved, and (iii) since January 1, 2019, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand- billing, slowdowns, or work stoppages against or affecting any Operating Group Company.

(c)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Operating Group Company is delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d)            To the knowledge of the Company, no employee of any Operating Group Company at the level of senior vice president or above is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant, or other obligation: (i) to any Operating Group Company or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by any Operating Group Company or (B) to the knowledge or use of Trade Secrets or proprietary information.

(e)            To the knowledge of the Company, all employees of each Operating Group Company are legally permitted to be employed by the applicable Operating Group Company in the jurisdiction in which such employees are employed in their current job capacities.

(f)            No Operating Group Company has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law that remains unsatisfied.

4.15	Taxes.

(a)            Each of the Operating Group Companies has timely filed with the appropriate Governmental Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct, and complete in all respects and were prepared in compliance in all respects with all applicable Laws.

(b)            Each of the Operating Group Companies has timely paid all material amounts of Taxes due and payable (whether or not shown on any Tax Return), other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Financial Statements.

(c)            Each of the Operating Group Companies has complied in all respects with all applicable Laws relating to the payment and withholding of Taxes and Tax information reporting, collection, and retention and has, within the time and in the manner prescribed by applicable Laws, except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) withheld all amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder, or any other third party, and (ii) timely remitted such amounts required to have been remitted to the appropriate Governmental Authority. All Forms W-2 or 1099 or other Tax Returns required with respect thereto have been properly completed and timely filed.

(d)            Each of the Operating Group Companies has (i) properly collected all sales Taxes required to be collected in the time and manner required by applicable Law and remitted all such sales Taxes to the applicable Governmental Authority in the time and in the manner required by applicable Law and

(ii)            returned all sales Taxes erroneously collected from any Person to such Person in the time and in the manner required by applicable Law. Each of the Operating Group Companies has properly requested, received, and retained all necessary exemption certificates and other documentation supporting any claimed exemption of waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes.

(e)            Except as set forth on Schedule 4.15(e), none of the Operating Group Companies currently is engaged in any Action with a Governmental Authority with respect to Taxes. No Operating Group Company has received any written notice from a Governmental Authority of a proposed deficiency of an amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where any of the Operating Group Companies does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of any of the Operating Group Companies, and no written request for any such waiver or extension is currently pending.

(f)            None of the Operating Group Companies nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(g)            None of the Operating Group Companies has been a party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar or corresponding provision of state, local or foreign Law) for a taxable period for which the applicable statute of limitations remains open.

(h)            None of the Operating Group Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (A) any change in method of accounting, or use of an improper method of accounting, for a taxable period (or portion thereof) ending on or prior to the Closing Date and made on or prior to the Closing Date; (B) any ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed on or prior to the Closing Date; (C) any installment sale or open transaction disposition made prior to the Closing Date; (D) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date (including pursuant to Section 451(c), 455 or 456 of the Code, Section 1.451-5 of the United States Treasury Regulations and IRS Revenue Procedure 2004-34); (E) any intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed on or prior to the Closing Date; (F) any cash method of accounting or long-term contract method of accounting utilized on or prior to the Closing Date; or (G) application of Section 965 of the Code.

(i)            There are no Liens with respect to Taxes on any of the assets of any of the Operating Group Companies, other than Permitted Liens for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Financial Statements.

(j)            None of the Operating Group Companies has any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, or by Contract or otherwise. None of the Operating Group Companies is or has been a member of an affiliated, consolidated, combined, unitary, or similar Tax group (other than any such Tax group the common parent of which was the Company).

(k)            None of the Operating Group Companies is a party to or bound by, nor do any have any obligation to, any Governmental Authority or other Person under any Tax allocation agreement, Tax receivables, Tax sharing agreement, Tax indemnification agreement, or any other similar agreement or arrangement that contains an obligation to make any payment with respect to Taxes of any other Person (except, in each case, for any such agreements that are commercial contracts entered into in the ordinary course of business and not relating primarily to Taxes).

(l)            None of the Operating Group Companies has made an election under Section 1362(a) of the Code to be treated as an “S corporation” for U.S. federal, state, or local income tax purposes, or made any election on IRS Form 8832 (or any similar form for state or local Tax purposes).

(m)            None of the Operating Group Companies is, or has been at any time during the five (5)-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(n)            Each of the Operating Group Companies is in compliance with applicable United States and foreign transfer pricing Laws and regulations in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of each of the Operating Group Companies, except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o)            There are no facts, circumstances, or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. No Operating Group Company has taken or agreed to take any action not contemplated by this Agreement that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(p)            The unpaid Taxes of the Operating Group Companies (i) for all periods ending on or before December 31, 2023 do not, in the aggregate, materially exceed the reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not, in the aggregate, materially exceed that reserve as adjusted for operations and transactions through the Closing Date that occur in the ordinary course of business.

(q)            No Operating Group Company is a party to any joint venture or other arrangement or Contract that could be treated as a partnership for U.S. federal income tax purposes.

(r)            Each of the Operating Group Companies is in compliance with all federal, state, local, and foreign Laws applicable to abandoned or unclaimed property or escheat and have paid, remitted, or delivered to each jurisdiction all unclaimed or abandoned property required by any applicable Laws to be paid, remitted, or delivered to that jurisdiction, except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect,. None of the Operating Group Companies holds any property or owes any amount that is presumed abandoned under the Laws of any state or other jurisdiction.

(s)            None of the Operating Group Companies has any property subject to, or of the type described in Section 197(f)(9) of the Code.

(t)            None of the Operating Group Companies has applied for or received any public aid granted in whatever form (including grants or Tax incentives of any form) except in accordance with applicable Laws and in compliance with all regulatory orders, conditions, and impositions, except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect,. None of the Operating Group Companies is currently or has ever been a party to or the beneficiary of any Tax exemption, Tax holiday, or other Tax reduction contract or order.

(u)            All FinCEN Forms 114, Report of Foreign Bank Accounts, and IRS Form TD F 90-22.1, Report of Foreign Bank and Financial Accounts, required to be filed by, or on behalf of each of the Operating Group Companies, have been timely filed and all such forms were true, correct, and complete when filed.

(v)            None of the Operating Group Companies has had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has operations, an office, branch, or fixed place of business in any jurisdiction other than the jurisdiction where such entity is organized. None of the Operating Group Companies is a “controlled foreign corporation” as defined in Section 957(a) of the Code or a “passive foreign investment company” within the meaning of Section 1297(a) of the Code. None of the Operating Group Companies has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8, or has transferred an intangible, the transfer of which would be subject to the rules of Section 367(d) of the Code.

(w)            None of the Operating Group Companies has (i) deferred any amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act and any similar Law, (ii) to the extent applicable, not properly complied with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the FFA and Section 2301 of the CARES Act and any similar Law, or (iii) sought (nor has any Affiliate that would be aggregated with any of the Operating Group Companies and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act. No deferral of the withholding, deposit, or payment of any Tax pursuant to the CARES Act, the CAA, or the ARP has occurred.

4.16         Brokers’ Fees. Except as described on Schedule 4.16, no broker, finder, investment banker, or other Person is entitled to any brokerage fee, finders’ fee, or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company for which the Company has any obligation.

4.17         Insurance. Schedule 4.17 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, an Operating Group Company as of the date of this Agreement. True, correct, and complete copies or comprehensive summaries of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Schedule 4.17, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs, and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (ii) the policy is legal, valid, binding, and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) no Operating Group Company is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and, to the knowledge of the Company, no such action has been threatened, and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance, or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

4.18	Real Property; Assets.

(a)            No Operating Group Company owns any real property and no Operating Group Company is a party to any agreement or option to purchase any real property or material interest therein.

(b)            Schedule 4.18(b) contains a true, correct, and complete list of all Leased Real Property. The Company has made available to Acquiror true, correct, and complete copies of the leases, subleases, licenses and occupancy agreements (including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters, and other agreements relating thereto) for the Leased Real Property to which any Operating Group Company is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property.

(c)            Except as set forth in Schedule 4.18(c), each Real Estate Lease Document (i) is a legal, valid, binding, and enforceable obligation of the applicable Operating Group Company and, to the knowledge of the Company, the other parties thereto, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such Real Estate Lease Document is in full force and effect, (ii) has not been amended or modified except as reflected in the Real Estate Lease Documents made available to Acquiror, and (iii) to the knowledge of the Company, covers the entire estate it purports to cover and, subject to securing the consents or approvals, if any, required under the Real Estate Lease Documents to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the transaction contemplated hereby by the Company, upon the consummation of the transactions contemplated by this Agreement, will entitle Acquiror or its Subsidiaries to the exclusive use (subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Leased Real Property), occupancy, and possession of the premises specified in the Real Estate Lease Documents for the purpose specified in the Real Estate Lease Documents.

(d)            No material default or breach by (i) any Operating Group Company or (ii) to the knowledge of the Company, any other parties thereto, as applicable, presently exists under any Real Estate Lease Documents. No Operating Group Company has received written or, to the knowledge of the Company, oral notice of default or breach under any Real Estate Lease Document that has not been cured. To the knowledge of the Company, no event has occurred that, and no condition exists that, with notice or lapse of time or both, would constitute a material default or breach under any Real Estate Lease Document by any Operating Group Company or by the other parties thereto. No Operating Group Company has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property or portion thereof which is still in effect. No Operating Group Company has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. Each Operating Group Company has a good and valid leasehold title to its respective Leased Real Properties subject only to Permitted Liens.

(e)            No Operating Group Company has received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Leased Real Property and the improvements thereon (i) are prohibited by any Lien or law other than Permitted Liens or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements, or agreements applicable to such Leased Real Property.

4.19	Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)            Each Operating Group Company is and, during the last three (3) years, has been in compliance with all Environmental Laws;

(b)            There has been no release of any Hazardous Materials at, in, on, or under any Leased Real Property or, to the knowledge of the Company, at, in, on, or under any formerly owned or leased real property, in each case during the time that an Operating Group Company owned or leased such property;

(c)            No Operating Group Company is subject to and has not received any Governmental Order that remains unresolved relating to any non-compliance with Environmental Laws by such Operating Group Company or the investigation, sampling, monitoring, treatment, remediation, removal, or cleanup of Hazardous Materials;

(d)            No Action is pending or, to the knowledge of the Company, threatened in writing and no investigation is pending or, to the knowledge of the Company, threatened in writing, in each case with respect to any Operating Group Company’s compliance with or liability under Environmental Law;

(e)            The Company has made available to Acquiror all material environmental reports (including any Phase One or Phase Two environmental site assessments) and audits relating to the Leased Real Property or any formerly owned or operated real property in its possession, custody, or reasonable control.

(f)            Notwithstanding any other provision of this Article IV, this Section 4.19 contains the exclusive representations and warranties of the Company with respect to environmental matters.

4.20         Absence of Changes. Except (i) as set forth on Schedule 4.20 and (ii) in connection with the Transactions, from December 31, 2022 through and including the date of this Agreement, the Operating Group Companies (1) have, in all material respects, conducted their respective businesses and operated their respective properties in the ordinary course of business (including, for the avoidance of doubt, recent past practice in light of COVID-19 and disclosed to Acquiror), and (2) have not taken any action that is both material to the Operating Group Companies, taken as a whole, and would require the consent of Acquiror pursuant to Section 6.1 if such action had been taken after the date hereof.

4.21         Affiliate Agreements. Except as set forth on Schedule 4.21 and except for, in the case of any employee, officer or director, any employment or indemnification Contract or Contract with respect to the issuance of equity in the Company, no Operating Group Company is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any Operating Group Company, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any Operating Group Company, or (iii) Affiliate, “associate,” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”).

4.22         Internal Controls. The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.23         Permits. Each Operating Group Company has timely obtained and holds all material Permits (the “Material Permits”) that are required to own, lease, or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation, or termination of any Material Permit has been received by any Operating Group Company, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and subject to conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction, or termination of any Material Permit, and (e) each Operating Group Company is in compliance with all of its Material Permits.

4.24         Registration Statement. None of the information relating to any Operating Group Company supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.25         No Additional Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Schedules), the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, including as to the condition, value, or quality of the Company or the Company’s assets, and the Company specifically disclaims any representation or warranty with respect to merchantability, usage, suitability, or fitness for any particular purpose with respect to the Company’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF ACQUIROR AND MERGER SUB

Except as set forth in the (A) Acquiror and Merger Sub Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty, or covenant if specified therein and (b) such other representations, warranties, or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty, or covenant is reasonably apparent) or (B) Acquiror SEC Reports filed or furnished by Acquiror on or prior to the date hereof (excluding (x) any disclosures in such Acquiror SEC Reports under the headings “Risk Factors,” “Cautionary Note Regarding Forward- Looking Statements,” or “Qualitative and Quantitative Disclosures about Market Risk” and other disclosures that are predictive, cautionary, or forward looking in nature and (y) any exhibits or other documents appended thereto), each of Acquiror and Merger Sub represents and warrants to the Company as follows:

5.1	Corporate Organization.

(a)            Acquiror is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease, or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of Acquiror previously delivered by Acquiror to the Company are true, correct, and complete and are in effect as of the date of this Agreement. Acquiror is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms, and provisions set forth in its respective organizational documents. Acquiror is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(b)            Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Other than Merger Sub, Acquiror has no other Subsidiaries or any equity or other interests in any other Person.

5.2	Due Authorization.

(a)            Each of Acquiror and Merger Sub has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Ancillary Document to this Agreement to which it is a party and (subject to the approvals described in Section 5.7) (in the case of Acquiror), upon receipt of the Acquiror Stockholder Approval and effectiveness of the PubCo Charter, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and such Ancillary Documents by each of Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly, validly, and unanimously authorized by all requisite action and (in the case of Acquiror), except for the Acquiror Stockholder Approval, no other corporate or equivalent proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement or such Ancillary Documents or Acquiror’s or Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Document will be, duly and validly executed and delivered by each of Acquiror and Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Ancillary Document will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against each of Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)            The affirmative vote of a majority of the votes cast at the Special Meeting, by the holders of the Acquiror Common Stock present in person or represented by proxy and entitled to vote thereon, is required to approve: (i) the Transaction Proposal, (ii) the Stock Issuance Proposal, (iii) the Amendment Proposal, and (iv) the Acquiror Incentive Plan Proposal, in each case, assuming a quorum is present (the approval by Acquiror Stockholders of all of the foregoing, collectively, the “Acquiror Stockholder Approval”). The Acquiror Stockholder Approval is the only vote of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, and the consummation of the transactions contemplated hereby (including the Closing).

(c)            The Acquiror Board has duly adopted resolutions: (i) determining that this Agreement and the transactions contemplated hereby and thereby (including the approval of the PubCo Charter) are fair to, advisable, and in the best interests of Acquiror and its stockholders; (ii) determining that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approving the transactions contemplated by this Agreement as a Business Combination; (iv)  approving this Agreement and the transactions contemplated hereby and thereby (including the PubCo Charter), the execution and delivery by Acquiror of this Agreement, and Acquiror’s performance of its obligations under this Agreement, and consummation of the transactions contemplated hereby and thereby, and (v) resolving to recommend to the stockholders of Acquiror approval of each of the matters requiring Acquiror Stockholder approval. The Board of Directors of Merger Sub has duly adopted resolutions (i) approving this Agreement and the transactions contemplated hereby, the execution and delivery by Merger Sub of this Agreement and Merger Sub’s performance of its obligations under this Agreement, and consummation of the transactions contemplated hereby, (ii) declaring this Agreement and the merger to be advisable and in the best interests of Merger Sub and its sole stockholder, and (iii) recommending that Acquiror approve and adopt this Agreement and the Merger in its capacity as the sole stockholder of Merger Sub.

5.3             No Conflict. The execution, delivery, and performance of this Agreement by each of Acquiror and Merger Sub and (in the case of Acquiror), upon receipt of the Acquiror Stockholder Approval and the effectiveness of the PubCo Charter, the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Acquiror Organizational Documents, any organizational documents of any Subsidiaries of Acquiror or any of the organizational documents of Merger Sub, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to each of Acquiror or Merger Sub or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions, or provisions of any Contract to which each of Acquiror or Merger Sub or any their respective Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except (in the case of clauses (b), (c), or (d) above) for such violations, conflicts, breaches, or defaults that would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect .

5.4           Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against Acquiror, or otherwise affecting Acquiror or its assets, including any condemnation or similar proceedings, that, if determined adversely, could, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon Acquiror that could, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

5.5	Compliance with Laws.

(a)            Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect, Acquiror and its Subsidiaries are, and since the date of incorporation of Acquiror have been, in compliance in all material respects with all applicable Laws. Neither Acquiror nor its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by Acquiror or its Subsidiaries at any time since the date of incorporation of Acquiror, which violation would reasonably be expected to have an Acquiror Material Adverse Effect.

(b)            Since the date of incorporation of Acquiror, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect, (i) there has been no action taken by Acquiror, or any of its Subsidiaries, or, to the knowledge of Acquiror, any officer, director, manager, employee, agent, or representative of Acquiror or its Subsidiaries, in each case, acting on behalf of the Acquiror or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither Acquiror nor any of its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither Acquiror nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law, and (iv) neither Acquiror nor any of its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(c)            Since the date of incorporation of Acquiror, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect, (i) there has been no action taken by Acquiror, any of its Subsidiaries, or, to the knowledge of Acquiror, any officer, director, manager, employee, agent, or representative of Acquiror or any of its Subsidiaries, in each case, acting on behalf of the Acquiror or its Subsidiaries, in violation of any applicable International Trade Laws, (ii) neither Acquiror nor any of its Subsidiaries has been convicted of violating any International Trade Laws or subjected to any investigation by a Governmental Authority for violation of any applicable International Trade Laws, (iii) neither Acquiror nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any International Trade Laws, and (iv) neither Acquiror nor any of its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable International Trade Law.

5.6           Employee Benefit Plans. Except as may be contemplated by the Acquiror Incentive Plan Proposal, neither Acquiror, Merger Sub, nor any of their respective Subsidiaries maintains, contributes to, or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other material, written plan, policy, program, arrangement, or agreement (other than standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than sixty (60) days or such longer period as may be required by applicable Law) providing compensation or benefits to any current or former director, officer, employee, independent contractor, or other service provider, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, or other stock-based compensation plans, policies, programs, practices, or arrangements, but not including any plan, policy, program, arrangement, or agreement that covers only former directors, officers, employees, independent contractors, and service providers and with respect to which Acquiror, Merger Sub, or any of their respective Subsidiaries have no remaining obligations or liabilities (collectively, the “Acquiror Benefit Plans”) and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any material compensatory payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any stockholder, director, officer, or employee of Acquiror, Merger Sub, or any of their respective Subsidiaries or (ii) result in the acceleration, vesting, or creation of any rights of any stockholder, director, officer, or employee of Acquiror, Merger Sub, or any of their respective Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

5.7           Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval, or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act and any other applicable Antitrust Law, Securities Laws, Nasdaq. and the filing and effectiveness of the Certificate of Merger and the PubCo Charter.

5.8	Trust Account.

(a)            As of the date of this Agreement, Acquiror has at least $2,996,753 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of January 11, 2022, as amended, by and between Acquiror and Equiniti Trust Company, LLC (“Trustee”), for the benefit of its public stockholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Other than pursuant to the Trust Agreement, the obligations of Acquiror under this Agreement are not subject to any conditions regarding Acquiror’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b)            The Trust Agreement has not been terminated, repudiated, rescinded, amended, or modified, is valid, and in full force and effect, to the knowledge of Acquiror, is a legal, valid, and binding obligation of the Trustee, and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Acquiror has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event that, with the giving of notice or the lapse of time, would constitute such a breach or default by Acquiror or, to the knowledge of Acquiror, Trustee. There are no separate Contracts, side letters, or other written understandings: (i) that would cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate in any material respect or (ii) to the knowledge of Acquiror, that would entitle any Person (other than stockholders of Acquiror holding Acquiror Common Stock sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to the Acquiror Organizational Documents or the underwriters of the initial public offering with respect to any deferred underwriting compensation, in each case, as described in the Acquiror SEC Reports) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account and (B) to redeem shares of Acquiror Common Stock in accordance with the provisions of the Acquiror Organizational Documents. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. There are no Legal Proceedings pending or, to the Knowledge of Acquiror, threatened in writing with respect to the Trust Account. As of the date of this Agreement, assuming the accuracy of the representations and warranties contained in Article IV and the compliance by the Company with its obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c)            As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement, or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

5.9	Taxes.

(a)            All material Tax Returns required by Law to be filed by Acquiror, if any, have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings).

(b)            All material amounts of Taxes shown due on any Tax Returns of Acquiror and all other material amounts of Taxes owed by Acquiror have been timely paid.

(c)            Except where the failures to do so would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect, Acquiror has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, director, agent, manager, supplier, lender, creditor, stockholder, or any other third party and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority. All Forms W-2 or 1099 or other Tax Returns required with respect thereto have been properly completed and timely filed.

(d)            Acquiror is not currently engaged in any material audit, administrative, or judicial proceeding with a taxing authority with respect to Taxes. Acquiror has not received any written notice from a taxing authority of a proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where Acquiror does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Acquiror, and no written request for any such waiver or extension is currently pending.

(e)            To the knowledge of Acquiror, there are no facts, circumstances, or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(f)            Other than the representations and warranties set forth in Section 5.6, this Section 5.9 contains the exclusive representations and warranties of Acquiror with respect to Tax matters. Nothing in this Section 5.9 shall be construed as providing a representation or warranty with respect to (i) any taxable period (or portion thereof) beginning following the Closing Date or (ii) the existence, amount, expiration date, or limitations on (or availability of) any Tax attribute.

5.10         Brokers’ Fees. Except for a marketing fee payable in 250,000 shares of PubCo Common Stock to A.G.P./Alliance Global Partners upon the consummation of the Transactions, as amended from the disclosure in Acquiror’s Registration Statement on Form S-1 as filed with the SEC on November 20, 2021, as amended, no broker, finder, investment banker, or other Person is entitled to any brokerage fee, finder’s fee, or other commission (including any deferred underwriting commission) in connection with the transactions contemplated by this Agreement or as a result of the Closing, in each case, including based upon arrangements made by Acquiror or Merger Sub or any of their respective Affiliates, including the Sponsor.

5.11	Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a)            Acquiror has filed in all required reports, schedules, forms, statements, and other documents required to be filed by it with the SEC since the date of incorporation of the Acquiror (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). None of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b)            Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c)            Acquiror has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d)            There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)            Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror, or (iii) any claim or allegation regarding any of the foregoing.

(f)            As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. None of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.12	Business Activities; Absence of Changes.

(a)            Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party that has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, that have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b)            Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust, or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations, or liabilities with respect to, and is not party to, bound by, or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction that is, or could reasonably be interpreted as constituting, a Business Combination.

(c)            Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.1) and (ii) with respect to fees and expenses of Acquiror’s legal, financial, and other advisors or in connection with Acquiror’s directors’ and officers’ liability insurance policy, Acquiror is not, and at no time has been, party to any Contract with any other Person that would require payments by Acquiror in excess of $150,000 monthly, $250,000 in the aggregate annually with respect to any individual Contract, or more than $500,000 in the aggregate annually when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.1).

(d)            There is no liability, debt, or obligation against Acquiror or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the quarterly period ended June 30, 2023 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved, or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole) or (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the quarterly period ended June 30, 2023 in the ordinary course of the operation of business of Acquiror and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole).

(e)            Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party that has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, that have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(f)            Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust, or other entity.

(g)            Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Documents to this Agreement will have no, assets, liabilities, or obligations of any kind or nature whatsoever other than those incident to its formation.

(h)            Since the date of Acquiror’s formation through and including the date of this Agreement,

(i)            there has not been any change, development, condition, occurrence, event, or effect relating to the Acquiror or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, an Acquiror Material Adverse Effect and (ii) Acquiror and its Subsidiaries have not taken any action that would require the consent of the Company pursuant to Section 7.1 if such action had been taken after the date of this Agreement.

5.13         Registration Statement. As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company for inclusion in the Registration Statement.

5.14         No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Acquiror and Merger Sub and its other Affiliates and any of its and their respective directors, officers, employees, stockholders, partners, members, or Representatives, acknowledge and agree that Acquiror and Merger Sub have made their own investigation of the Company and that they are relying only on that investigation and the specific representations and warranties set forth in this Agreement, and not on any other representation or statement made by the Company nor any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents, or Representatives, and that none of such persons is making or has made any representation or warranty whatsoever, express or implied, other than those expressly given by the Company in Article IV, including, without limitation, any other implied warranty or representation as to condition, merchantability, suitability, or fitness for a particular purpose or trade as to any of the assets of the Company. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections, or other predictions that may be contained or referred to in the Acquiror and Merger Sub Schedules or elsewhere, as well as any information, documents, or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror and Merger Sub pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents, or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties, and business of the Company are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties of the Company expressly set forth in Article IV or any certificate delivered in accordance with Section 9.2(c), with all faults and without any other representation or warranty of any nature whatsoever.

5.15	Capitalization.

(a)            As of the date of this Agreement, the authorized capital stock of the Acquiror consists of 50,000,000 shares of Common Stock, par value $0.0001 per share and 1,000,000 shares of preferred stock, par value $0.0001 per share, of which 3,525,267 shares of Common Stock are issued and outstanding as of the date hereof and no shares of preferred stock are issued and outstanding. 11,876,000 shares of Common Stock are reserved for issuance upon the exercise of the Acquiror Warrants. All of the issued and outstanding shares of Acquiror Common Stock and Acquiror Warrants (including the shares of Acquiror Common Stock underlying the Acquiror Warrants) (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83.

(b)            Except for this Agreement and the Acquiror Warrants, there are (i) no subscriptions, calls, options, warrants, rights, or other securities convertible into or exchangeable or exercisable for shares of Acquiror Common Stock or any other equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound, obligating (or in lieu of a cash payment, allowing) Acquiror to issue or sell any shares of capital stock of, other equity interests in, or debt securities of, Acquiror and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests, or similar rights in Acquiror. Except as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby, there are no outstanding contractual obligations of Acquiror to repurchase, redeem, or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes, or other Indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Acquiror is not a party to any stockholders’ agreement, voting agreement, or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror. Acquiror does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement, or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which Acquiror is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the Transactions, in each case, that have not been, or will not be, waived on or prior to the Closing Date.

(c)            As of the date hereof, the authorized share capital of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, of which 10 shares are issued and outstanding and beneficially held (and held of record) solely by Acquiror as of the date of this Agreement.

5.16  Nasdaq Stock Market Listing. The Acquiror Units, the Acquiror Public Warrants, and the issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbols “WAVSU” (with respect to the Acquiror Units), “WAVS” (with respect to the Acquiror Common Stock), and “WAVSW” (with respect to the Acquiror Public Warrants). Acquiror is in compliance in all material respects with the rules of the Nasdaq and there is no action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq, the Financial Industry Regulatory Authority, Inc., or the SEC with respect to any intention by such entity to deregister the Acquiror Units, the Acquiror Common Stock, or the Acquiror Public Warrants or terminate the listing of such on Nasdaq. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Units, the Acquiror Common Stock, or the Acquiror Public Warrants under the Exchange Act.

5.17	Contracts; No Defaults.

(a)            The Acquiror SEC Reports filed with the SEC on or prior to the date hereof contain a listing of every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, Acquiror or one or more of its Subsidiaries is a party or by which any of their respective assets are bound (collectively, “Material Contracts”). True, correct, and complete copies or template forms of each such SEC Material Contracts have been delivered to or made available to the Company or its agents or representatives. The Acquiror has not entered into any other Contracts, except (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.1), (ii) with Acquiror’s legal, financial, and other advisors, (iii) in connection with Acquiror’s directors’ and officers’ liability insurance policy, or (iv) otherwise in the ordinary course of business (the Material Contracts and the Contracts referred to in clauses (i)-(iv), collectively, the “Acquiror Contracts”).

(b)            Each Acquiror Contract was entered into at arm’s length and in the ordinary course of business. Except for any Acquiror Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Acquiror Contract (i) such Acquiror Contract is in full force and effect and represents the legal, valid, and binding obligations of Acquiror or its Subsidiaries party thereto and, to the knowledge of Acquiror, represents the legal, valid, and binding obligations of the other parties thereto, and, to the knowledge of Acquiror, is enforceable by Acquiror or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of Acquiror, its Subsidiaries or, to the knowledge of Acquiror, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Acquiror Contract, (iii) since the dates of their respective incorporations, neither Acquiror nor its Subsidiaries has received any written or, to the knowledge of Acquiror, oral claim or notice of material breach of or material default under any such Acquiror Contract, (iv) to the knowledge of Acquiror, no event has occurred that, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Acquiror Contract by Acquiror or its Subsidiaries or, to the knowledge of Acquiror, any other party thereto (in each case, with or without notice or lapse of time or both), and (v) since the dates of their respective incorporations, through the date hereof, neither Acquiror nor its Subsidiaries has received written notice from any other party to any such Acquiror Contract that such party intends to terminate or not renew any such Contract.

5.18         Title to Property. Neither Acquiror nor any of its Subsidiaries (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property, or other material interest therein.

5.19         Investment Company Act. Neither Acquiror nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.20         Affiliate Agreements. None of Acquiror or its Subsidiaries is a party to any transaction, agreement, arrangement, or understanding with any (i) present or former executive officer or director of any of Acquiror or its Subsidiaries, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company, or (iii) Affiliate, “associate, “ or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).

5.21         Sponsor Support Agreement. Acquiror has delivered to the Company a true, correct, and complete copy of the Sponsor Support Agreement. The Sponsor Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment, or modification is contemplated by Acquiror. The Sponsor Support Agreement is a legal, valid, and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Sponsor Support Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration, or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time, or both, would constitute a default or breach on the part of Acquiror under any term or condition of the Sponsor Support Agreement.

5.22         Reserved.

ARTICLE VI

COVENANTS OF THE COMPANY

6.1          Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall and shall cause its Subsidiaries to, except (1) as set forth on Schedule 6.1, (2) as expressly contemplated by this Agreement, (3) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, denied, or delayed), or (4) as may be required by Law, conduct and operate its business in the ordinary course of business, and, to the extent consistent therewith, use its commercially reasonable efforts to preserve substantially intact its and its Subsidiaries’ business organizations, to keep available the services of its and its Subsidiaries’ current officers and employees, and to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with them. Without limiting the generality of the foregoing, except as set forth on Schedule 6.1, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, denied, or delayed), or as may be required by Law, the Company shall not, and shall cause each other Operating Group Company not, during the Interim Period, to:

(a)            change or amend its certificate of incorporation or similar formation document, or its bylaws or similar governing document;

(b)            (i) make, declare, or pay any dividend or distribution (whether in cash, stock, or property) to its stockholders, members, or partners in their capacities as stockholders, members, or partners (other than dividends from its direct or indirect wholly owned Subsidiaries and ordinary quarterly dividends, consistent with past practice with respect to timing of declaration and payment), (ii) effect any recapitalization, reclassification, split, or other change in its capitalization, or (iii) except pursuant to the Company Stock Plan or related Company Options, issue, repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any shares of its capital stock or other equity interests;

(c)            enter into, amend, or modify any material term of (in a manner adverse to the Company), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims, or benefits under, any Material Contract (or any Contract, that, if existing on the date hereof, would have been a Material Contract), any Real Estate Lease Document related to the Leased Real Property, or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which any Operating Group Company is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business;

(d)            acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person, in each case that would reasonably be expected to prevent, impede, or materially delay the consummation of the Merger or other transactions contemplated by this Agreement or otherwise would not be in the ordinary course of business;

(e)            except as set forth on Schedule 6.1(e), sell, transfer, license, sublicense, or otherwise dispose of, covenant not to assert, lease, pledge, or otherwise encumber or subject to any Lien (other than Permitted Liens), abandon, cancel, let lapse, or convey or dispose of any assets, properties, or business of the Company (including Owned Intellectual Property and Owned Company Software), except for real estate transactions in the ordinary course of business or dispositions of obsolete or worthless assets or granting non-exclusive licenses under the Owned Intellectual Property or Owned Company Software, in each case in the ordinary course of business;

(f)            adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization (other than as contemplated by this Agreement);

(g)            except as set forth on Schedule 6.1(g) or otherwise required pursuant to Company Benefit Plans in effect on the date of this Agreement, applicable Law, or policies or Contracts of any Operating Group Company in effect on the date of this Agreement, (i) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers, employees, or consultants, other than increases in compensation made to non-officer employees or consultants in the ordinary course of business, (ii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Benefit Plan, or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Benefit Plan, other than contributions required by Law, the terms of such Company Benefit plans as in effect on the date hereof, or that are made in the ordinary course of business, or (iv) establish, adopt, enter into, amend, or terminate any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company is a party or by which it is bound;

(h)            fail to maintain its existence;

(i)            make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $500,000, other than any capital expenditure (or series of related capital expenditures) materially consistent with the Company’s or applicable other Operating Group Company’s annual capital expenditure budget for periods following the date hereof, as made available to Acquiror;

(j)            make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP, including pursuant to standards, guidelines, and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law;

(k)            (i) settle or compromise any material Tax claim, audit, or assessment for an amount in materially excess of the amount reserved or accrued on the Financial Statements of the Company for the year ended December 31, 2023, (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset, or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries, or (v) enter into any Tax sharing, Tax indemnity, Tax allocation, or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and the subject matter of which is not primarily related to Taxes);

(l)            take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(m)            enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance other than in the ordinary course of business;

(n)            acquire any fee interest in real property, other than in the ordinary course of business;

(o)            enter into, renew, or amend in any material respect any Company Affiliate Agreement (or any Contract that, if existing on the date hereof, would have constituted a Company Affiliate Agreement);

(p)            except as set forth on Schedule 6.1(p), waive, release, compromise, settle, or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business or that otherwise do not exceed $250,000 in the aggregate;

(q)            except as set forth on Schedule 6.1(q), enter into any material new line of business outside of the business currently conducted by the Company as of the date of this Agreement (it being understood that this Section 6.1(q) shall not restrict the Company from extending its business into new geographies);

(r)            terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(s)            (i) disclose any source code for any Owned Company Software or any other material Trade Secrets to any Person (other than pursuant to a written agreement sufficient to protect the confidentiality thereof) or (ii) subject any Owned Intellectual Property or Owned Company Software to Copyleft Terms; and

(t)            enter into any agreement to do any action prohibited under this Section 6.1.

6.2           Inspection. Except for any information the disclosure of which, in the reasonable judgment of legal counsel of the Company, would result in the loss of attorney-client privilege or contravene any Law or confidentiality obligations to which the Company is bound, the Company shall afford and cause its Subsidiaries to afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not unreasonably interfere with the normal operation of the Company or applicable Subsidiary, to the officers, accountants, agents, properties, offices, and other facilities of the Company or applicable Subsidiary, and to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, and analyses, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that as such Representatives may reasonably request and that are in the possession of the Company or its Subsidiaries. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

6.3           Notice of Changes. The Company shall give prompt written notice to Acquiror of (a) any representation or warranty made by the Company contained in this Agreement becoming untrue or inaccurate, such that the condition set forth in Section 9.2(a) would not be satisfied, (b) any breach of any covenant or agreement of the Company contained in this Agreement, such that the condition set forth in Section 9.2(b) would not be satisfied, and (c) any event, circumstance, or development that would reasonably be expected to have a Material Adverse Effect; provided, however, that in each case (i) no such notification shall affect the representations, warranties, covenants, agreements, or conditions to the obligations of the Parties under this Agreement and (ii) no such notification shall be deemed to amend or supplement the Disclosure Schedules or to cure any breach of any covenant or agreement or inaccuracy of any representation or warranty.

6.4            No Acquiror Common Stock Transactions. From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, the Company shall not engage in any transactions involving the securities of Acquiror without the prior consent of Acquiror if the Company possesses material nonpublic information of the Acquiror.

6.5           No Claim Against the Trust Account. The Company acknowledges that Acquiror is a special purpose acquisition company with the power and privileges to effect a merger, asset acquisition, reorganization, or similar business combination involving the Company and one or more businesses or assets, and the Company has read Acquiror’s final prospectus, dated January 11, 2022, and other Acquiror SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Acquiror’s sole assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. The Company further acknowledges that, if the transactions contemplated by this Agreement are not consummated by January 11, 2024, or such later date as approved by the stockholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present, or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 6.5 shall survive the termination of this Agreement for any reason.

6.6	Proxy Solicitation; Other Actions.

(a)            The Company has provided or will provide to Acquiror, for inclusion in the Registration Statement, to be filed by Acquiror hereunder, the Financial Statements, including balance sheets, statements of operations, statements of stockholders’ deficit and statements of cash flows as of and for the years ended December 31, 2022 and 2023, prepared in accordance with GAAP and Regulation S-X under the Securities Act (except (x) as otherwise noted therein to the extent permitted by Regulation S-X under the Securities Act, and, in the case of such audited financial statements, audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor and (y) in the case of the unaudited financial statements, subject to normal and recurring year-end adjustments and the absence of notes thereto). The Company shall be available to, and the Company shall use reasonable best efforts to make its officers and employees available to Acquiror and its counsel in connection with responding in a timely manner to comments on the Registration Statement from the SEC.

(b)            From and after the date on which the Registration Statement becomes effective under the Securities Act, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or any of its Subsidiaries, or of any development regarding the Company or any of its Subsidiaries, or of any change in any information supplied by the Company for inclusion in the Registration Statement, in any such case that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, or that would otherwise be required to be described in an amendment or supplement to the Registration Statement; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.6 shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement, or amend the Company Schedules.

(c)            Acquiror, on the one hand, and the Company, on the other hand, covenant that none of the information supplied or to be supplied by the Company or the Acquiror, as applicable, for inclusion or incorporation by reference in (i) the Registration Statement or any Form 8-A will, at the time such filing or any amendment or supplement thereto is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first filed with the SEC in definitive form or mailed or otherwise made available to the stockholders of Acquiror or at the time of the Acquiror Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and any Form 8-A will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, respectively, and the rules and regulations thereunder. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, it being understood that no covenant is made by the Acquiror with respect to statements or omissions made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

(d)            If, prior to the Effective Time, any event occurs with respect to the Company or any of its Subsidiaries, or any change occurs with respect to other information supplied by or on behalf of the Company for inclusion in the Proxy Statement, the Registration Statement, or a Form 8-A, in each case that is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Registration Statement, or the Form 8-A, then the Company shall promptly notify the Acquiror of such event, and the Company and the Acquiror shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement, the Registration Statement, or the Form 8-A and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the stockholders of the Acquiror.

6.7           PubCo Nasdaq Listing. The Company shall use its reasonable best efforts to file, prior to the Closing Date, an initial listing application (the “PubCo Listing Application”) to cause PubCo’s common stock and warrants, and units, to be approved for listing on Nasdaq as promptly as practicable following the Closing, subject to official notice of issuance to be listed on Nasdaq.

ARTICLE VII

COVENANTS OF ACQUIROR

7.1	Conduct of Acquiror During the Interim Period.

(a)            During the Interim Period, except as set forth on Schedule 7.1 or as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, denied, or delayed), Acquiror shall not and each shall not permit any of its Subsidiaries to:

(i)            change, modify or amend the Trust Agreement, the Acquiror Organizational Documents, or the organizational documents of Merger Sub;

(ii)            (X) split, combine, or reclassify any of its equity securities, (Y) issue, repurchase, redeem, or otherwise acquire, or offer to issue, repurchase, redeem, or otherwise acquire, any of its equity securities, or (Zi) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly owned Subsidiaries and ordinary quarterly dividends, consistent with past practice with respect to timing of declaration and payment);

(iii)            enter into, or amend or modify any material term of (in a manner adverse to Acquiror or any of its Subsidiaries, including the Company), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims, or benefits under, any Contract of a type required to be listed on Schedule 5.17 (or any Contract that, if existing on the date hereof, would have been required to be listed on Schedule 5.17) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Acquiror or its Subsidiaries is a party or by which any of such entities is bound;

(iv)            waive, release, compromise, settle, or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(v)            incur, create, assume, repurchase, repay, refinance, guarantee, or otherwise become liable for (whether directly, contingently, or otherwise) any Indebtedness, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Acquiror or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly owned Subsidiary of it), or enter into any arrangement having the economic effect of any of the foregoing;

(vi)            issue, sell, pledge, dispose of, or encumber any of its equity;

(vii)            acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person;

(viii)            adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(ix)            make any capital expenditures;

(x)            enter into any new line of business outside of the business currently conducted by Acquiror and its Subsidiaries as of the date of this Agreement;

(xi)            make any change in financial accounting methods, principles, or practices, except insofar as may have been required by a change in GAAP, including pursuant to standards, guidelines, and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law;

(xii)            voluntarily fail to maintain, cancel, or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Acquiror and its Subsidiaries and their assets and properties;

(xiii)            sell, transfer, license, sublicense, or otherwise dispose of, covenant not to assert, lease, pledge, or otherwise encumber or subject to any Lien (other than Permitted Liens), abandon, cancel, let lapse, or convey or dispose of any assets, properties, or business of the Acquiror, except for dispositions of obsolete or worthless assets in the ordinary course of business;

(xiv)            fail to maintain its existence;

(xv)            increase the compensation payable or that could become payable by the Acquiror or any of its Subsidiaries to directors, officers, employees, or consultants, or hire any employee of the Acquiror or any other individual who is providing or will provide services to the Acquiror except to replace terminated employees in the ordinary course of business;

(xvi)            (i) settle or compromise any Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Acquiror balance sheet as of June 30, 2023, (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Acquiror or its Subsidiaries;

(xvii)            take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(xviii)            enter into any agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(xix)            acquire any fee interest in real property, other than in the ordinary course of business;

(xx)            enter into, renew, or amend in any material respect any Acquiror Affiliate Agreement;

(xxi)            terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy; or

(xxii)            enter into any agreement to do any action prohibited under this Section 7.1.

(b)            During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement, and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

7.2           Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following uses: (a) the redemption of any shares of Acquiror Common Stock in connection with the Offer; (b) the payment of the Outstanding Company Expenses and Outstanding Acquiror Expenses pursuant to Section 3.7; and (c) the balance after payment and disbursement of the amounts required under the foregoing clauses (a) and (b) to be disbursed to PubCo.

7.3           Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information that, in the opinion of legal counsel of Acquiror, would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror or any of its Subsidiaries is bound, Acquiror shall afford to the Company, its Affiliates, and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses, and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates, and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

7.4           Acquiror Nasdaq Listing. From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Common Stock to remain listed on, Nasdaq. Acquiror shall cooperate and support the Company’s efforts to file the PubCo Listing Application and in support of having PubCo’s common stock be approved for listing on Nasdaq as promptly as practicable following the Closing, subject to official notice of issuance to be listed on Nasdaq.

7.5           Acquiror Public Filings. From the date hereof through the Closing, Acquiror will use reasonable best efforts to keep current and file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

7.6           Section 16 Matters. Prior to the Closing, the Acquiror Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Acquiror following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

7.7           Exclusivity. During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue, or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to, or commence due diligence with respect to, any Person (other than the Company, its stockholders, and/or any of their Affiliates or Representatives), concerning, relating to, or that is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal, or indication of interest, written or oral, relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its stockholders, and their respective Affiliates and Representatives. Acquiror shall and shall use its reasonable best efforts to cause its Affiliates and Representatives immediately to cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

7.8           Stockholder Action. Acquiror shall notify the Company promptly in connection with the filing of an Action related to this Agreement or the Transaction by any of its stockholders or holders of any Acquiror Warrants against Acquiror or its Subsidiaries or against any of their respective directors or officers (any such action, a “Stockholder Action”). Acquiror shall keep the Company reasonably apprised of the defense, settlement, prosecution, or other developments with respect to any such Stockholder Action. Acquiror shall give the Company the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, to give due consideration to the Company’s advice with respect to such litigation. and not to settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, denied, delayed, or conditioned; provided, that, for the avoidance of doubt, Acquiror shall bear all of its costs of investigation and all of its defense and attorneys’ and other professionals’ fees related to such Stockholder Action.

7.9           Written Consent of Merger Sub. Acquiror shall, promptly after the execution of this Agreement, deliver its written consent, as the sole stockholder of Merger Sub, approving and adopting this Agreement and the Merger pursuant to Section 228 of the DGCL and in accordance with applicable law and the certificate of incorporation and bylaws of Merger Sub, and Acquiror shall promptly deliver to the Company evidence of such action taken by written consent.

7.10         Incentive Equity Plan. Prior to the Closing Date, Acquiror shall approve and, subject to approval of the stockholders of Acquiror, adopt the Acquiror Incentive Plan.

7.11        Obligations as an Emerging Growth Company. Acquiror shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and (b) not take any action that would cause Acquiror not to qualify as an “emerging growth company” within the meaning of the JOBS Act or, at the Effective Time.

ARTICLE VIII

JOINT COVENANTS

8.1	Reserved.

8.2           Support of Transaction. (a) Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations, and applications described in Section 8.8, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.1, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare, and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to material Contracts with the Company, (c) use commercially reasonable efforts to obtain any financing required for satisfaction of the condition precedent to Closing set forth in Section 9.3(f), and (d) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub, or the Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations, or approvals pursuant to the terms of any Contract to which the Company is a party or otherwise in connection with the consummation of the Transactions.

8.3           Preparation of Registration Statement; Special Meeting; Solicitation of Company Requisite Approval and Company Preferred Stock Requisite Approval. Promptly following the date hereof, Acquiror shall cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the PubCo Common Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. The Company shall provide all information concerning the Company as may reasonably be requested by Acquiror in connection with the preparation of the Registration Statement and the Proxy Statement, including, but not limited to, information about the Company as if it were a registrant on such Registration Statement containing the accompanying Proxy Statement. No such information shall contain an untrue statement of a material fact or and the Company shall not omit to state a material fact necessary in order to make its statements, in light of the circumstances under which they were made, not misleading. Promptly after the Registration Statement is declared effective under the Securities Act, Acquiror will cause the Proxy Statement to be mailed or otherwise transmitted to the stockholders of Acquiror.

(a)            Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, delayed, conditioned, or denied), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Acquiror or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) Acquiror, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, delayed, conditioned, or denied) an amendment or supplement to the Registration Statement. Acquiror and the Company shall use reasonable best efforts to cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and the Proxy Statement to be disseminated to the holders of shares of Acquiror Common Stock, as applicable, in each case pursuant to applicable Law and upon the terms and subject to the conditions of this Agreement and the Acquiror Organizational Documents. Acquiror shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(b)            Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto with respect to (i) approval of the Merger (the “Transaction Proposal”), (ii) approval of the PubCo Charter (the “Amendment Proposal”), (iii) approval of the issuance of PubCo Common Stock in connection with the Transactions in accordance with this Agreement, in each case to the extent required by Nasdaq listing rules (the “Stock Issuance Proposal”), (iv) the adoption of the Acquiror Incentive Plan (the “Acquiror Incentive Plan Proposal”) and (v) approval of any other proposals reasonably necessary or appropriate to consummate the transaction contemplated hereby (the “Additional Proposal”; and, together with the Agreement Proposal, Merger Proposal, Amendment Proposal, Acquiror Incentive Plan Proposal, and the Stock Issuance Proposal, the “Proposals”). The Acquiror Incentive Plan Proposal shall provide that an aggregate number of shares of PubCo Common Stock equal to 10% of the fully diluted outstanding shares of PubCo Common Stock immediately after the Closing shall be reserved for issuance pursuant to the Acquiror Incentive Plan, subject to annual increases as provided therein. Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) that Acquiror shall propose to be acted on by Acquiror’s stockholders at the Special Meeting.

(c)            Acquiror and the Company shall use reasonable best efforts to, as promptly as practicable, and in compliance with applicable Law (i) establish the record date for, duly call, give notice of, convene, and hold the Special Meeting in accordance with the DGCL, (ii) cause the Proxy Statement to be disseminated to Acquiror’s stockholders, and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its stockholders that they approve each of the Proposals (the “Acquiror Board Recommendation”) and shall include the Acquiror Board Recommendation in the Proxy Statement. The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify, or modify, or publicly propose to change, withdraw, withhold, qualify, or modify, the Acquiror Board Recommendation. Notwithstanding the foregoing provisions of this Section 8.3(d), if, on a date for which the Special Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of shares of Acquiror Common Stock to obtain the Acquiror Stockholder Approval, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Special Meeting.

(d)            The Company shall solicit the Company Requisite Approval and the Company Preferred Stockholder Requisite Approval via written consent as soon as promptly as practicable after the Registration Statement becomes effective. In connection therewith, Acquiror and the Company shall use reasonable best efforts to, as promptly as practicable, (i) cause the Consent Solicitation Statement to be disseminated to the Company Stockholders in compliance with applicable Law, and (iii) solicit written consents from the Company Stockholders to give the Company Requisite Approval and the Company Preferred Stock Requisite Approval. The Company shall, through the Company Board, recommend to the Company Stockholders that they adopt this Agreement, and as relevant, the Omnibus Exchange Agreement (the “Company Board Recommendation”) and shall include the Company Board Recommendation in the Consent Solicitation Statement. The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify, or modify, or publicly propose to change, withdraw, withhold, qualify, or modify, the Company Board Recommendation. The Company will provide Acquiror with copies of all stockholder consents it receives within one (1) Business Day of receipt of the Company Requisite Approval. If the Company Requisite Approval is obtained, then, promptly following the receipt of the required written consents, the Company will prepare and deliver to its stockholders who have not consented the notice required by Section 228(e) of the DGCL. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Stockholders to give the Company Requisite Approval in accordance with this Section 8.3(e) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement, or submission of any Acquisition Proposal.

8.4	Tax Matters.

(a)            Transfer Taxes. Notwithstanding anything to the contrary contained herein, the PubCo shall pay all transfer, documentary, sales, use, stamp, registration, value added, or other similar Taxes incurred in connection with the Transactions. PubCo shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the Group Companies will join in the execution of any such Tax Returns.

(b)            Tax Treatment. Acquiror, Merger Sub, and the Company intend that, for U.S. federal income tax purposes, the Transactions shall qualify for the Intended Tax Treatment. None of the parties or their respective Affiliates shall knowingly take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent qualification for such Intended Tax Treatment. Each party shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. final determination) or a change in applicable Law, or based on a change in the facts and circumstances underlying the Transactions from the terms described in this Agreement, cause all Tax Returns to be filed on a basis of treating the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(c)            The Company, Acquiror, and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(d)            On the Closing Date, the Company shall deliver to Acquiror (i) a certification from the Company meeting the requirements of Treasury Regulations Section 1.1445-2(c)(3) and (ii) a notice of such certification to the Internal Revenue Service pursuant to Treasury Regulations Section 1.897-2(h)(2), in each case, in form and substance reasonably satisfactory to Acquiror, dated as of the Closing Date and duly signed by a responsible corporate officer of the Company.

8.5	Confidentiality; Publicity.

(a)            Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(b)            None of Acquiror, the Company, or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, denied, conditioned, or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, each party and its Affiliates may make announcements and may provide information regarding this Agreement and the transactions contemplated hereby to its and their Affiliates, and its and their respective investors, directors, officers, employees, managers, and advisors without the consent of any other party hereto; and provided, further, that, subject to Section 6.2 and this Section 8.5, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

8.6           Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations, and liabilities contemplated by this Agreement and the transactions contemplated hereby.

8.7	Additional Insurance and Indemnity Matters.

(a)            Prior to the Closing, Acquiror and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for PubCo and the Company that shall be effective as of Closing and will cover (i) those Persons who were directors and officers of the Company prior to the Closing and (ii) those Persons who will be the directors and officers of PubCo and its Subsidiaries (including the directors and officers of the Company) at and after the Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq, which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as PubCo and its Subsidiaries (including the Surviving Company).

(b)            Prior to the Effective Time, Acquiror shall obtain, as of the Closing Date a “tail” insurance policy, to the extent available on commercially reasonable terms and at an aggregate cost of no higher than the sum of (x) 300% of the premium of Acquiror’s directors’ and officers’ liabilities insurance policy as of the date of this Agreement plus (y) a dollar amount equal to 3.6% of the amount in clause (x) (intended to cover taxes on such amount), extending coverage for an aggregate period of six (6) years (or such other coverage period as mutually agreed by Acquiror and the Company) providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the Closing covering (as direct beneficiaries) those persons who are as of the date of this Agreement currently covered by the Acquiror’s directors’ and officers’ liability insurance policy, of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date of this Agreement by, or for the benefit of, the Acquiror; provided, however, that, to the extent a policy as permitted by this Section 8.7(b) is purchased by Purchaser, the aggregate cost of such policy shall be deemed an Outstanding Acquiror Expense.

(c)            Prior to the Effective Time, PubCo and the Surviving Company shall indemnify and hold harmless each present and former director or officer of the Company, or any other person who may be a director or officer of the Company prior to the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any actual or threatened Action or other action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time or relating to the enforcement by any such Person of his or her rights under this Section 8.7, whether asserted or claimed prior to, at, or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law and its certificate of incorporation, bylaws, or other organizational documents in effect on the date of this Agreement to indemnify such Person, and shall advance expenses (including reasonable attorneys’ fees and expenses) of any such Person as incurred to the fullest extent permitted under applicable Law (including, without limitation, in connection with any action, suit, or proceeding brought by any such Person to enforce his or her rights under this Section 8.7). Without limiting the foregoing, PubCo shall, and shall cause the Surviving Company and its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of incorporation (if applicable), bylaws, and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of such certificates of incorporation (if applicable), bylaws, and other organizational documents as of the date of this Agreement and (ii) not amend, repeal, or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. PubCo shall assume, and be liable for, and shall cause the Surviving Company and its respective Subsidiaries to honor, each of the covenants in this Section 8.7.

(d)            Notwithstanding anything contained in this Agreement to the contrary, this Section 8.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on PubCo and the Surviving Company and all successors and assigns of PubCo and the Surviving Company. In the event that PubCo, the Surviving Company, or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person or effects any division transaction, then, and in each such case, PubCo and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of PubCo or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 8.7. The obligations of PubCo and the Surviving Company under this Section 8.7 shall not be terminated or modified in such a manner as to affect, materially and adversely, any present and former director or officer of the Company, or other person who may be a director or officer of the Company prior to the Effective Time, to whom this Section 8.7 applies without the consent of the affected Person. The rights of each person entitled to indemnification or advancement hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Company Certificate of Incorporation, the bylaws of the Company, any other indemnification arrangement, any applicable law, rule, or regulation or otherwise. The provisions of this Section 8.7 are expressly intended to benefit, and are enforceable by, each Person entitled to indemnification or advancement hereunder and their respective successors, heirs, and representatives, each of whom is an intended third-party beneficiary of this Section 8.7.

8.8	HSR Act and Regulatory Approvals.

(a)            In connection with the transactions contemplated by this Agreement, each of Acquiror and the Company shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act, if applicable. Each of Acquiror and the Company shall furnish to the other as promptly as reasonably practicable all information required for any application or other filing to be made by such other party pursuant to any Antitrust Law, if applicable. Each of Acquiror and the Company shall substantially comply with any Information or Document Requests.

(b)            Each of Acquiror and the Company shall request early termination of any waiting period under the HSR Act, if applicable, and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, if applicable, and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement, and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c)            Each of Acquiror and the Company shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate, or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.8 or any other provision of this Agreement shall require or obligate the Company’s Affiliates and investors, the Acquiror’s Affiliates and investors, including the Sponsor, their respective Affiliates, and any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates and investors, including the Sponsor, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates and investors, including the Sponsor, or of any such investment fund or investment vehicle to take any action in connection with avoiding, preventing, eliminating, or removing any impediment under Antitrust Law with respect to the Transactions, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect such Person’s or entity’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets, or properties of such Person or entity or any of such entity’s Subsidiaries or Affiliates, or any interest therein.

(d)            Each of the Acquiror and the Company shall promptly notify the other of any substantive communication with, and furnish to such other party copies of any notices or written communications received by, Acquiror or the Company, as applicable, or any of its respective Affiliates and any third party or Governmental Authority with respect to the transactions contemplated by this Agreement, and each of the Acquiror and the Company shall permit counsel to such other party an opportunity to review in advance, and each of Acquiror and the Company shall consider in good faith the views of such other party’s counsel in connection with, any proposed communications by Acquiror or the Company, as applicable, and/or its respective Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that neither Acquiror nor the Company shall extend any waiting period or comparable period under the HSR Act, if applicable, or enter into any agreement with any Governmental Authority without the written consent of such other party. Each of the Acquiror and the Company agrees to provide, to the extent permitted by the applicable Governmental Authority, such other party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents, or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 8.7 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or the Acquiror, as applicable, or other competitively sensitive material; provided, that each of Acquiror and the Company may, as it deems advisable and necessary, designate any materials provided to such other party under this Section 8.7 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.7 or any other provision of this Agreement shall require or obligate the Company or any of its investors or Affiliates to, and Acquiror shall not, without the prior written consent of the Company, agree or otherwise be required to, take any action with respect to the Company, or such investors or Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets, or properties of the Company or such investors or Affiliates, or any interest therein.

(e)            Acquiror and the Company shall each be responsible for one-half of all filing fees, if any, payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

(f)            Each of Acquiror and the Company shall not, and shall cause its respective Subsidiaries (as applicable) not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger, or consolidation, or the taking of any other action, would reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders, or declarations of any Regulatory Consent Authorities or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transaction contemplated hereby; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, the restrictions and obligations set forth in this Section 8.8(f) shall not apply to or be binding upon Acquiror’s Affiliates, the Sponsor, their respective Affiliates, or any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, the Sponsor, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, the Sponsor, or any such investment fund or investment vehicle.

8.9	Non-Solicitation; Acquisition Proposals.

(a)            Except as expressly permitted by this Section 8.9 or as set forth on Schedule 8.9, from the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 11.1, (1) the Company shall not, and shall cause its Representatives not to, directly or indirectly, (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Acquisition Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL, or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Acquisition Proposal (each, an “Acquisition Agreement”), and (2) Acquiror and Merger Sub shall not, and shall cause their Representatives not to, directly or indirectly, (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Acquiror, Merger Sub, or any of their Subsidiaries to, afford access to the business, properties, assets, books, or records of the Acquiror, Merger Sub, or any of their Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Acquisition Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Acquiror, Merger Sub, or any of their Subsidiaries or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL, or (iii) enter into any Acquisition Agreement relating to any Acquisition Proposal. The Company Board shall not effect a Company Adverse Recommendation Change and the Acquiror Board shall not effect an Acquiror Adverse Recommendation Change. Each of the parties shall, and shall cause its respective Subsidiaries and its and its respective Subsidiaries’ Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal.

(b)            The Company also agrees that, within three (3) Business Days of the execution of this Agreement, the Company shall request each Person (other than the parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company (and with whom the Company has had contact in the three (3) months prior to the date of this Agreement regarding the acquisition of the Company) to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its subsidiaries prior to the date hereof and terminate access to any physical or electronic data room maintained by or on behalf of the Company. The Company shall promptly (and in any event within one (1) Business Day) notify, in writing, Acquiror of the receipt of any inquiry, proposal, offer, or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal. The Company shall promptly (and in any event within two (2) Business Days) keep Acquiror reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information, or Acquisition Proposal (including any material changes thereto). Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 8.9(b) by any Party’s Representatives acting on such Party’s behalf shall be deemed to be a breach of this Section 8.9(b) by such Party.

(c)            For purposes of this Section 8.9, “Acquisition Proposal” means, (i) with respect to the Company, an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of such party hereto or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of such party and its Subsidiaries’ consolidated assets or to which 15% or more of such party’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of such party hereto or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; (c) merger, consolidation, other business combination, or similar transaction involving such party hereto or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; (d) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of such party hereto or one or more of its Subsidiaries that, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; or (e) any combination of the foregoing; and (ii) with respect to the Acquiror and Merger Sub, a transaction (other than the transactions contemplated by this Agreement) concerning an initial business combination for Acquiror.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

9.1           Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in a joint writing duly executed by all of such parties:

(a)            HSR Act. The applicable waiting period(s) under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b)            No Prohibition. There shall not have been enacted or promulgated any Governmental Order, statute, rule, or regulation enjoining or prohibiting the consummation of the Transactions.

(c)            Offer Completion. The Offer shall have been completed in accordance with the terms hereof, the Acquiror Organizational Documents, and the Proxy Statement.

(d)            Net Tangible Assets. The Acquiror shall not have redeemed shares of Acquiror Common Stock in the Offer in an amount that would cause Acquiror to have less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(e)            Acquiror Stockholder Approval. The Acquiror Stockholder Approval shall have been obtained.

(f)            Company Requisite Approval. Each of the Company Requisite Approval and the Company Preferred Stock Requisite Approval shall have been obtained.

(g)            Omnibus Exchange Agreement. The closing of the transactions contemplated by the Omnibus Exchange Agreement shall have occurred.

9.2           Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)	Representations and Warranties.

(i)            Each of the representations and warranties of the Company contained in Section 4.1 (Corporate Organization of the Company), Section 4.2 (Company Subsidiaries, Section 4.3 (Due Authorization), Section 4.4 (No Conflicts), Section 4.5 (Government Authorities; Consents), Section 4.6 (Capitalization), and Section 4.16 (Broker’s Fees) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date hereof and as of the Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)            Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company described in Section 9.2(a)(i)) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(b)            Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)            Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled.

(d)            Director Nomination Agreement. The Company shall deliver to Acquiror a counterpart of the Director Nomination Agreement, the form of which is attached hereto as Exhibit F (the “Director Nomination Agreement”), duly executed by Company, which shall be effective immediately following the Effective Time.

(e)            Lock-up Agreements. The Lock-up Agreements shall have been duly executed and delivered by the parties thereto and shall represent the valid and binding obligations of such parties in accordance with their terms.

(f)            Leak-out Agreements. The Leak-out Agreements shall have been duly executed and delivered by the parties thereto and shall represent the valid and binding obligations of such parties in accordance with their terms.

(g)            No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement or, if one has occurred, it shall not, in the sole, reasonable determination of Acquiror, be continuing as of the Closing Date; provided, that, the Company shall promptly, and in good faith, provide Acquiror with all supporting documentation and information with respect to its position that such Material Adverse Effect is no longer continuing as may be reasonably requested by Acquiror to aid Acquiror in such determination.

9.3           Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)	Representations and Warranties.

(i)            Each of the representations and warranties of Acquiror and Merger Sub contained in this Agreement (other than the representations and warranties of Acquiror and Merger Sub contained in Section 5.1 (Corporate Organization), Section 5.2 (Due Authorization), and Section 5.15 (Capitalization)) (without giving effect to any limitation as to “materiality,” “material adverse effect,” or any similar limitation set forth therein) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date.

(ii)            The representations and warranties of Acquiror and Merger Sub contained in Section 5.1 (Corporate Organization), Section 5.2 (Due Authorization), and Section 5.15 (Capitalization) shall be true and correct in all respects, as of the date hereof and as of the Closing Date (immediately prior to the effectiveness of the PubCo Charter), as if made anew at and as of that time.

(b)            Agreements and Covenants. Each of the covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)            Officer’s Certificate. Acquiror and Merger Sub shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled.

(d)            PubCo Charter. The Certificate of Incorporation shall be amended and restated in the form of the PubCo Charter.

(e)            Director Nomination Agreement. Acquiror shall deliver to the Company a counterpart of the Director Nomination Agreement, duly executed by the Sponsor to be effective immediately following the Effective Time.

(f)            Lock-up Agreements. The persons listed on Schedule 9.3(g) shall have entered into a Lock-up Agreement.

(g)            Leak-out Agreements. The persons listed on Schedule 9.3(h) shall have entered into a Leak-out Agreement.

(h)            No Material Adverse Effect. No Acquiror Material Adverse Effect shall have occurred since the date of this Agreement or, if one has occurred, it shall not, in the sole, reasonable determination of the Company, be continuing as of the Closing Date; provided, that, Acquiror shall promptly, and in good faith, provide the Company with all supporting documentation and information with respect to its position that such Acquiror Material Adverse Effect is no longer continuing as may be reasonably requested by the Company to aid the Company in such determination.

ARTICLE X

TERMINATION; EFFECTIVENESS

10.1         Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)            by written consent of the Company and Acquiror;

(b)            prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement (or any breach on the part of the applicable Company Stockholder that is a party to a Company Support Agreement of Section 1 of such Company Support Agreement), such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach (which written notice shall be provided promptly upon Acquiror becoming aware of such violation or breach) and the Termination Date) after receipt by the Company of notice from Acquiror of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non- appealable Governmental Order or a statute, rule, or regulation; provided, that the right to terminate this Agreement under Section 10.1(b)(ii) shall not be available if the failure of Acquiror or Merger Sub to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c)            prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant, or agreement on the part of Acquiror or Merger Sub set forth in this Agreement (or any breach on the part of the applicable holder of shares of Acquiror Common Stock that is a party to the Sponsor Support Agreement of Section 1 of such Sponsor Support Agreement), such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror or Merger Sub, as applicable, through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach (which written notice shall be provided promptly upon the Company becoming aware of such violation or breach) and the Termination Date) after receipt by Acquiror of notice from the Company of such breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under Section 10.1(c)(ii) shall not be available if the Company’s material failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; or

(d)            by written notice from either the Company or Acquiror to the other if the Acquiror Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting).

10.2    Effect of Termination. Except as otherwise set forth in this Section 10.2, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees, or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination subject to Section 6.6. The provisions of Sections 6.6, 8.5, 10.2, and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement. Notwithstanding the foregoing, a failure by Acquiror and Merger Sub to close in accordance with this Agreement when they are obligated to do so shall be deemed to be a Willful Breach of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1         Waiver. Any party to this Agreement may, to the fullest extent permitted by applicable Law at any time prior to the Closing and before or after stockholder adoption of this Agreement, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or by action taken by its board of directors and without further action on the part of its stockholders to the extent permitted by applicable Law, agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

11.2         Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail, return receipt requested, postage prepaid, (iii) when delivered by FedEx (or other nationally recognized overnight delivery service), or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to Acquiror or Merger Sub, to:

Western Acquisition Ventures Corp. 42 Broadway, 12th Floor

New York, NY 10004

Attention: James Patrick McCormick

E-mail: jimpmccormick@gmail.com

with a mandatory copy to (which shall not constitute notice):

Seward & Kissel LLP

One Battery Park Plaza

New York, NY 10004

Attention: Keith Billotti

Email: billotti@sewkis.com

(b)	If to the Company, to: Cycurion, Inc.

1640 Boro Place, Fourth Floor

McLean, VA 22102

Attention: Emmit McHenry

Email: emit.mchenry@cycurion.com

with a mandatory copy to (which shall not constitute notice):

Clark Hill LLP

555 South Flower Street, 24th Floor

Los Angeles, CA 90071

Attention: Randolf W. Katz

Email: rkatz@clarkhill.com

or to such other address or addresses as the parties may from time to time designate in writing.

11.3         Assignment. No Party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.3 shall be null and void, ab initio.

11.4         Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 8.7 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs, and representatives), are intended third-party beneficiaries of, and may enforce, Sections 11.14 and 11.15.

11.5         Expenses. Except as otherwise provided herein (including Section 3.7, Section 8.8(e) and Section 8.4(a)), each Party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

11.6         Governing Law. This Agreement, the Transactions and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.7         Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.8         Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

11.9         Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and that certain Confidentiality Agreement, dated     , between Acquiror and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement (together with the Schedules and Exhibits to this Agreement) and the Confidentiality Agreement.

11.10       Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors of any of the Parties to terminate this Agreement in accordance with Section 10.1 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10.

11.11       Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

11.12       Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.13        Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.1, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13(a) shall not be required to provide any bond or other security in connection with any such injunction.

11.14       Nonsurvival of Representations, Warranties, and Covenants. Except in the case of Fraud, none of the representations, warranties, covenants, obligations, or other agreements in this Agreement or in any certificate, statement, or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements, and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein or in any Ancillary Document that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

11.15	Stockholder Representative.

(a)            Upon approval of this Agreement by the Company Stockholders, each Company Stockholder shall be deemed to have irrevocably appointed Emmit McHenry as its representative and attorney-in- fact (in such capacity, the “Stockholder Representative”) to serve as the Stockholder Representative for and on behalf of the Company Stockholders, including (i) sending or receiving notices or communications, (ii) entering into amendments or providing waivers of this Agreement or other Ancillary Documents, and (iii) retaining counsel, experts, and other agents (any representatives so retained, the “Retained Agents”). Notwithstanding the foregoing, the Stockholder Representative shall have no obligation to act. The Stockholder Representative shall have no liability to any Company Stockholder (or any other Person) with respect to actions taken or omitted to be taken in its capacity as the Stockholder Representative. In the absence of bad faith by the Stockholder Representative, the Stockholder Representative shall be entitled to conclusively rely on the opinions and advice of any Retained Agents; and the fact that any act was taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of good faith. The Stockholder Representative may resign at any time after giving thirty (30) days’ notice to the Company and the Company Stockholders; provided, however, in the event of the resignation or removal of the Stockholder Representative, a successor stockholder representative shall be appointed by the last Chief Financial Officer of the Company if he then serves as the Chief Financial Officer of PubCo and, if not, by the then-serving Chief Executive Officer of PubCo.

(b)            The Stockholder Representative shall be reimbursed by PubCo for any and all reasonable and documented expenses, disbursements, costs, and advances (including fees and disbursements of Retained Agents) incurred by the Stockholder Representative in his capacity as such.

(c)            To the fullest extent permitted by Law, PubCo shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any actions, suits, proceedings, claims, costs, amounts paid in settlement, liabilities, losses, damages, and other expenses arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder.

(d)            A decision, act, consent, or instruction of the Stockholder Representative shall constitute a decision of all Company Stockholders and shall be final, binding, and conclusive upon all Company Stockholders. Acquiror is hereby entitled to rely on all statements, representations, and decisions of the Stockholder Representative and shall have no liability to the Company Stockholders and the Stockholder Representative in connection with any actions taken or not taken in reliance on such statements, representations, and decisions of the Stockholder Representative.

11.16	Privilege Matters.

(a)            Notwithstanding that the Operating Group Companies have, from time to time prior to the date hereof, been represented by Clark Hill LLP (the “Firm”), Acquiror agrees that, from and after the Closing, the Firm may represent any Company Stockholder, the Stockholder Representative, and/or any of the Affiliates of the Stockholder Representative in all matters related to this Agreement, including in respect of any indemnification claims pursuant to this Agreement; provided, that the Firm shall not use any attorney-client privileged information of the Operating Group Companies that the Firm may receive after the Closing Date. Each party hereto hereby acknowledges, on behalf of itself and its Affiliates, that it hereby waives any conflict arising out of such future representation.

(b)            Any attorney-client privilege, attorney work-product protection, and expectation of client confidence attaching to communications with respect to the negotiation and consummation of the transactions contemplated by this Agreement as a result of the Firm’s representation of the Operating Group Companies from time to time prior to the Closing, and all information and documents covered by such privilege or protection shall, after the Closing, belong to and be controlled solely by the Stockholder Representative on behalf of the Company Stockholders, and may only be waived by the Stockholder Representative, on behalf of the Company Stockholders. To the extent that Acquiror or any of the Operating Group Companies receives or takes physical possession of any privileged or protected material covered by this Section 11.16 after the Closing, such physical possession or receipt shall not, in any way, be deemed a waiver by the Stockholder Representative or any other Person, of the privileges or protections described in this Section 11.16. Each of the Parties further agrees that it shall not take any actions that might constitute, or otherwise be deemed, a waiver of the privileges or protections described in this Section 11.16.

[signature page follows]

IN WITNESS WHEREOF, Acquiror, Merger Sub, the Company, and the Stockholder Representative have caused this Agreement to be executed and delivered as of the date first written above.

WESTERN ACQUISITION VENTURES CORP.

By:	/s/ James P. McCormick
	Name:	James P. McCormick
	Title:	Chief Executive Officer

WAV MERGER SUB, INC.

By:	/s/ James P. McCormick
	Name:	James P. McCormick
	Title:	Chief Executive Officer

CYCURION, INC.

By:	/s/Alvin McCoy, III
	Name:	Alvin McCoy, III
	Title:	Chief Financial Officer

STOCKHOLDER REPRESENTATIVE

/s/ Emmit McHenry
Name:	Emmit McHenry

[Signature page to Merger Agreement]